++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus supplement is not complete and may be + +changed. This prospectus supplement is not an offer to sell these securities + +and it is not soliciting an offer to buy these securities in any state where +
+the offer or sale is prohibited.                                              +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                                            Filed pursuant to Rule 424b(5)
                                            Registration No. 333-74219
                  SUBJECT TO COMPLETION, DATED APRIL 20, 1999


PROSPECTUS SUPPLEMENT
(To Prospectus Dated April 20, 1999)
[LOGO OF ADELPHIA]
                                          Shares
                      Adelphia Communications Corporation

                              Class A Common Stock

                                    -------

  We are selling       shares of our Class A common stock that will result in
gross proceeds of approximately $300 million. The U.S. underwriters named in
this prospectus supplement may purchase up to         additional shares of our
Class A common stock under certain circumstances. The international underwriters may also purchase up to additional shares of our Class A common stock under certain circumstances.

  Of the            shares of Class A common stock that we are selling,
shares are being offered in the United States and Canada by a syndicate of U.S.
underwriters and       shares are being offered concurrently outside the United
States and Canada by a syndicate of international underwriters.

  Our Class A common stock is quoted on the Nasdaq National Market under the symbol "ADLAC." The last reported sale price of our Class A common stock on Nasdaq on April 19, 1999, was $59.969 per share.

                                    -------

  Investing in the common stock involves risks. See "Risk Factors" beginning on page S-6.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                                    -------

                                                           Per Share    Total
                                                           --------- -----------
Public Offering Price.....................................  $        $
Underwriting Discount.....................................  $        $
Proceeds to Adelphia (before expenses)....................  $        $

  The underwriters are offering the shares subject to various conditions. The
underwriters expect to deliver the shares to purchasers on or about        ,
1999.

                                    -------

Joint Lead Manager & Sole Book Runner                         Joint Lead Manager
Salomon Smith Barney                                        Goldman, Sachs & Co.

Credit Suisse First Boston
           Donaldson, Lufkin & Jenrette
                      Merrill Lynch & Co.
                               Morgan Stanley Dean Witter

Credit Lyonnais Securities (USA) Inc.
                    NationsBanc Montgomery Securities LLC
                                            SG Cowen

       , 1999

   You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                            Page
                                                                            ----
Prospectus Supplement Summary..............................................  S-2

Risk Factors...............................................................  S-6

Use of Proceeds............................................................ S-18

Capitalization............................................................. S-19

Price Range of Adelphia's Common Equity and Dividend Policy................ S-20

Dilution................................................................... S-21

Certain United States Tax Consequences to Non-United States Holders........ S-22

Underwriting............................................................... S-25

Convertible Preferred Stock Offering....................................... S-27

Where You Can Find More Information........................................ S-28

Legal Matters.............................................................. S-29

Experts.................................................................... S-29

                                   Prospectus

                                                                            Page
                                                                            ----
Adelphia...................................................................   2

Risk Factors...............................................................   4

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends...........  16

Dilution...................................................................  17

Use of Proceeds............................................................  17

Description of Debt Securities.............................................  18

Description of Capital Stock...............................................  31

Book Entry Issuance........................................................  35

Plan of Distribution.......................................................  37

Where You Can Find More Information........................................  39

Legal Matters..............................................................  40

Experts....................................................................  41

                         PROSPECTUS SUPPLEMENT SUMMARY

   This summary may not contain all the information that may be important to you. You should read this entire prospectus supplement and the entire attached prospectus and those documents incorporated by reference into this document, including the risk factors, financial data and related notes, before making an investment decision. When we use the term Adelphia Parent Company in this prospectus supplement, we are referring only to the parent holding company entity, Adelphia Communications Corporation, and not to its subsidiaries.

                                    Adelphia

   Adelphia is a leader in the telecommunications industry with cable television and local telephone operations. We are the fourth largest cable television operator in the United States, after giving effect to the recent and pending acquisitions described in "Recent Developments." Through our subsidiary Hyperion Telecommunications, Inc., we own and operate a super regional provider of integrated communications services in the eastern half of the United States. John J. Rigas, the Chairman, President, Chief Executive Officer and founder of Adelphia, has owned and operated cable television systems since 1952.

   Our operations consist of providing telecommunications services primarily over our networks, which are commonly referred to as broadband networks because they can transmit large quantities of voice, video and data by way of digital or analog signals. We owned cable television systems with broadband networks that passed in front of 7,458,803 homes and served 4,815,161 basic subscribers as of December 31, 1998, after giving effect to the recent and pending acquisitions described in "Recent Developments." After giving effect to these acquisitions, the cable systems are organized into eleven regional clusters:
Los Angeles, Florida, New England, Ohio/Kentucky/West Virginia, Western New York, Virginia, Western Pennsylvania, Eastern Pennsylvania, Puerto Rico, Colorado Springs and New Jersey. Our systems are located primarily in suburban areas of large and medium-sized cities within the 50 largest television markets.

   Hyperion provides its customers with alternatives to the incumbent local telephone company for local telephone and telecommunications services. Hyperion's telephone operations are referred to as being facilities based, which means it generally owns the local telecommunications networks and facilities it uses to deliver these services, rather than leasing or renting the use of another party's networks to do so. Hyperion managed and operated 22 telecommunications networks, including two under construction, serving 46 cities as of December 31, 1998. Hyperion's Class A common stock is quoted on the Nasdaq National Market under the symbol "HYPT."

Recent Developments

   On April 12, 1999, Adelphia announced that it had entered into a definitive agreement to purchase the cable television systems owned by Harron Communications Corp. for $1.2 billion in cash. This transaction is subject to customary closing conditions. As of December 31, 1998, Harron had approximately 294,000 basic subscribers after giving effect to recent and pending acquisitions involving approximately 9,000 basic subscribers.

   On April 9, 1999, Adelphia entered into a stock purchase agreement with Highland Holdings, a general partnership controlled by members of the family of John J. Rigas, in which Adelphia agreed to sell to Highland Holdings, and Highland Holdings agreed to purchase, from $250 million to $375 million of Adelphia's Class B common stock. The purchase price for the Class B common stock will be equal to the public offering price set forth on the cover page of this prospectus supplement less the underwriting discount, plus an interest factor. Closing under this stock purchase agreement is to occur within 270 days following the closing of the offering of Class A common stock under this prospectus supplement. See "Use of Proceeds."

   On March 5, 1999, Adelphia announced that it had entered into a definitive merger agreement to acquire Century Communications Corp. Under the agreement, Adelphia would acquire the outstanding common stock of Century for an aggregate of approximately $826 million in cash, 48.7 million shares of Class A common stock and the assumption of approximately $1.6 billion of debt. This transaction is subject to shareholder approval by Century and Adelphia and other customary closing conditions. As of December 31, 1998, Century had approximately 1,593,000 basic subscribers after giving effect to Century's pending joint venture with AT&T.

   On March 2, 1999, Hyperion issued $300 million of 12% Senior Subordinated Notes due 2007. An entity controlled by members of the Rigas family purchased $100 million of the $300 million of Senior Subordinated Notes directly from Hyperion at a price equal to the aggregate principal amount less the discount to the initial purchasers. The net proceeds of approximately $292 million will be used to fund Hyperion's acquisition of interests held by local partners in certain of its networks, for capital expenditures and investments in its networks, for working capital purposes and for general corporate purposes.

   On February 23, 1999, Adelphia announced that it had entered into a definitive agreement to acquire FrontierVision Partners, L.P. for approximately $2.1 billion. Under the agreement, Adelphia would acquire FrontierVision in exchange for approximately $550 million in cash, 7 million shares of Class A common stock and the assumption of approximately $1.1 billion of debt. The transaction is subject to customary closing conditions. As of December 31, 1998, FrontierVision had approximately 702,000 basic subscribers.

   On January 29, 1999, Adelphia purchased from Telesat Cablevision, Inc., a subsidiary of FPL Group, Inc., shares of Adelphia's stock owned by Telesat. Adelphia purchased 1,091,524 shares of Class A common stock and 20,000 shares of Series C cumulative convertible preferred stock which are convertible into an additional 2,358,490 shares of Class A common stock. These shares represent 3,450,014 shares of common stock on a fully converted basis. Adelphia and Telesat also agreed to a redemption of Telesat's interests in Olympus Communications, L.P. by July 11, 1999. The redemption is subject to applicable third party approvals. The aggregate purchase price for these transactions will be approximately $257.2 million.

   On January 21, 1999, Adelphia acquired Verto Communications, Inc. In connection with the Verto acquisition, Adelphia issued 2,561,024 shares of its Class A common stock to the former owners of Verto. Verto provided cable television services to approximately 56,000 basic subscribers in the greater Scranton, Pennsylvania area at the date of acquisition.

   On January 14, 1999, Adelphia completed offerings totaling 8.6 million shares of its Class A common stock. Adelphia used the net proceeds of approximately $372 million from these offerings to repay subsidiary bank debt.

   On January 13, 1999, Adelphia completed offerings of $100 million of 7 1/2% Senior Notes due 2004 and $300 million of 7 3/4% Senior Notes due 2009. Net proceeds from these offerings, after deducting offering expenses, were approximately $393.7 million. Of this amount, Adelphia used approximately $160 million to redeem a portion of its 9 1/2% Senior Pay-In-Kind Notes due 2004. Adelphia used the remainder to repay borrowings under revolving credit facilities of its subsidiaries. The terms of the notes are similar to those of Adelphia's existing publicly held senior debt.

   For other recent developments regarding Adelphia, we refer you to our most recent and future filings under the Exchange Act.
                                  ------------

   Our executive offices are located at Main at Water Street, Coudersport, Pennsylvania 16915, and our telephone number is (814) 274-9830.

                                 The Offerings

Class A Common Stock Offered:
   U.S. Offering....................               shares
   International Offering...........               shares
                                        --------
    Total...........................               shares

Common Stock to be Outstanding:
   Class A Common Stock.............               shares (1)
   Class B Common Stock ............    10,834,476 shares (2)
                                        --------
    Total ..........................              shares
                                        --------
                                        --------

Use of Proceeds.....................    The net proceeds from the Class A
                                        common stock offerings together
                                        with the net proceeds from the
                                        concurrent convertible preferred
                                        stock offering will be used to fund
                                        recently announced acquisitions.
                                        See "Use of Proceeds."

Rights of Holders of Class A Common
 Stock and Class B Common Stock.....    The rights of holders of Class A
                                        common stock and Class B common
                                        stock differ with respect to
                                        certain aspects of dividend,
                                        liquidation and voting rights. The
                                        Class A common stock has certain
                                        preferential rights with respect to
                                        cash dividends and distributions
                                        upon the liquidation of Adelphia.
                                        Holders of Class B common stock are
                                        entitled to 10 votes per share
                                        while the holders of Class A common
                                        stock are entitled to 1 vote per
                                        share on all matters presented to
                                        stockholders; however, the holders
                                        of Class A common stock, voting as
                                        a separate class, are entitled to
                                        elect one of Adelphia's directors.
                                        See "Description of Capital Stock"
                                        in the attached prospectus.


Nasdaq Stock Market Symbol for
 Class A Common Stock...............
                                        ADLAC
--------
(1) Does not include 9,433,962 shares of Class A common stock into which Series C cumulative convertible preferred stock can be converted or shares of Class A common stock into which the Series D convertible preferred stock, which Adelphia is concurrently offering, can be converted. See "Convertible Preferred Stock Offering" in this prospectus supplement and "Description of Capital Stock--Preferred Stock" in the attached prospectus.

(2) Does not include any shares to be sold under the Highland Holdings stock purchase agreement dated April 9, 1999.

                                  RISK FACTORS

   Before you invest in our Class A common stock, you should be aware that there are various risks associated with investing in Adelphia, including those described below. You should carefully consider these risk factors together with all of the other information included or incorporated by reference in this prospectus supplement before you decide to purchase shares of Adelphia's Class A common stock.

High Level Of Indebtedness Adelphia has a substantial amount of debt. We borrowed this money to purchase and to expand our cable systems and other operations and, to a lesser extent, for investments and loans to our affiliates. At December 31, 1998, our indebtedness totaled approximately $3.5 billion. This included approximately:

   As of December 31,
1998, we owed
approximately $3.5
billion and as of that
date we would have owed
approximately $5.6
billion after the
acquisition of Century,
$6.8 billion after the
acquisition of Century
and FrontierVision
and $8.6 billion after
such transactions and
the Harron and Olympus
acquisitions. Our high
level of indebtedness
can have important
adverse consequences to
us and to you.

                           . $1.8 billion of Adelphia Parent Company public debt;

                           . $1.2 billion of debt owed by our subsidiaries to banks, other financial institutions and other persons; and

                           . $471 million of public debt owed by Hyperion, Adelphia's competitive local exchange carrier subsidiary.

                           Olympus, a non-consolidated joint venture, also has approximately $727 million of debt. Olympus will be consolidated with Adelphia upon completion of Adelphia's proposed acquisition of interests in Olympus. That acquisition is expected to close in July 1999.

   We may need to          Century and its subsidiaries have substantial
refinance significant      indebtedness. At February 28, 1999, Century and its
Century indebtedness       subsidiaries had long-term debt of approximately
that we will be            $2.0 billion (exclusive of current maturities of
assuming.                  $20.1 million), including approximately $1.9
                           billion principal amount of public indebtedness under nine indentures, $97 million of indebtedness under four credit agreements entered into by subsidiaries of Century and various banks and $80 million of indebtedness under a note agreement entered into by a subsidiary of Century.

                           Without a consent from the lenders to Century's subsidiaries, the Century merger will violate certain covenants contained in the Century credit agreements. As a result, we will either secure a waiver from the lenders under these credit agreements or will refinance such credit agreements with new or existing credit facilities. Although we currently have sufficient liquidity under our existing credit facilities to refinance the borrowings under Century's credit agreements, Adelphia is seeking consents to keep some or all of such credit agreements in place. In the event that these consents cannot be obtained upon reasonable terms, we could seek to refinance some or all of them under one or more new facilities in order to preserve our existing liquidity. There can be no assurance, however, that we will be able to obtain these consents or refinance these credit agreements under any terms or on terms acceptable to Adelphia. As a result, the failure to obtain the required consents or to refinance these credit agreements could materially decrease Adelphia's liquidity.

                           Under the indentures for Century's public notes, the merger will require Century to make an offer to purchase the public notes if the merger results in the public notes being downgraded to a specified level by certain national rating agencies. Upon announcement of the merger, certain rating agencies announced that the Century notes were under review with a view to a downgrade to a level which would not require Century to make an offer to repurchase public notes. In the event that the public notes were to be downgraded to a level beyond that announced by the rating agencies upon disclosure of the merger, Century would be required to make an offer to repurchase the public notes at 101% of the amount of the notes. In the event that a significant amount of notes were tendered to Century for repurchase, this could materially decrease Adelphia's liquidity.

   We may need to          On February 23, 1999, we announced our proposed
refinance significant      acquisition of FrontierVision. FrontierVision and
FrontierVision             its subsidiaries have substantial indebtedness. At
indebtedness that we       December 31, 1998, FrontierVision and its
will be assuming.          subsidiaries had nonaffiliate long-term debt of
                           approximately $1.1 billion, including approximately
                           $672 million owed to banks under a credit agreement and approximately $450 million owed under three indentures for public notes. We are attempting to secure consents and waivers from the lenders to permit the credit agreement to remain outstanding.
                           As a result of the acquisition by Adelphia, the indentures for the public debt will require
                           FrontierVision to make an offer to repurchase the public notes at 101% of the amount of the public notes. In the event that the lenders do not consent to permitting the credit agreement to remain outstanding or a significant amount of the public notes are tendered to FrontierVision for repurchase, this could materially decrease our liquidity.

   We will need to raise   We will need to raise significant funds to pay for
significant financing      the $1.2 billion acquisition of Harron.
for the Harron
acquisition.

                           The Century, FrontierVision, Olympus and Harron acquisitions are reflected in Adelphia's unaudited condensed consolidated pro forma financial statements incorporated by reference in this prospectus supplement.

   Debt service consumes
a substantial portion of   Our high level of indebtedness can have important
the cash we generate.      adverse consequences to us and to you. It requires
This could affect our      that we spend a substantial portion of the cash we
ability to invest in our   get from our business to repay the principal and
business in the future     interest on these debts. Otherwise, we could use
as well as to react to     these funds for general corporate purposes or for
changes in our industry    capital improvements. Our ability to obtain new
or economic downturns.     loans for working capital, capital expenditures,
                           acquisitions or capital improvements may be limited by our current level of debt. In addition, having such a high level of debt could limit our ability to react to changes in our industry and to economic conditions generally. In addition to our debt, at December 31, 1998, the Adelphia Parent Company had approximately $148 million and Hyperion had approximately $229 million of redeemable exchangeable preferred stock which contain payment obligations that are similar to Adelphia's debt obligations.

   Approximately 32% of Our debt comes due at various times up to the year our debt outstanding at 2009, including an aggregate of approximately $1.1 December 31, 1998 must billion as of December 31, 1998, which we must pay
be paid by April 1, 2003   by April 1, 2003.
and all of it must be
paid by 2009.

                           As discussed above, Century, FrontierVision and Olympus also have a substantial amount of debt. Under its current terms, this debt comes due at various times up to the year 2017, including an aggregate of approximately $1.6 billion as of December 31, 1998 (May 31, 1998 as to Century), which must be paid over the next five years.

Our Business Requires      Our business requires substantial additional
Substantial Additional     financing on a continuing basis for capital
Financing And If We Do     expenditures and other purposes including:
Not Obtain That
Financing We May Not Be
Able To Upgrade Our
Plant, Offer Services,
Make Payments When Due
Or Refinance Existing
Debt

                           . constructing and upgrading our plant and networks--some of these upgrades we must make to comply with the requirements of local cable franchise authorities;

                           .  offering new services;

                           .  scheduled principal and interest payments;

                           .  refinancing existing debt; and

                           .  acquisitions and investments.

                           There can be no guarantee that we will be able to issue additional debt or sell stock or other additional equity on satisfactory terms, or at all, to meet our future financing needs.

We Have Had Large Losses   The Total Convertible Preferred Stock, Common Stock
And Negative               and Other Stockholders' Equity (Deficiency) at
Stockholders' Equity And   December 31, 1998 was a deficit of approximately
We Expect This To          $1.0 billion.
Continue

                           Our continuing net losses, which are mainly due to our high levels of depreciation and amortization and interest expense, have created this deficiency. Our recent net losses applicable to our common stockholders were approximately as follows for the periods specified:

                           . fiscal year ended March 31, 1996--$119.9 million;

                           . fiscal year ended March 31, 1997--$130.6 million;

                           . fiscal year ended March 31, 1998--$192.7 million; and

                           . nine months ended December 31, 1998--$135.8 million.

                           We expect to continue to incur large net losses for the next several years.

   Our earnings have       Our earnings could not pay for our combined fixed
been insufficient to pay   charges and preferred stock dividends during these
for our fixed charges      periods by the amounts set forth in the table
and preferred stock        below, although combined fixed charges and
dividends.                 preferred stock dividends included substantial non-
                           cash charges for depreciation, amortization and non-cash interest expense on some of our debts and the non-cash expense of Hyperion's preferred stock dividends:

                                                      Earnings  Non-Cash
                                                     Deficiency Charges
                                                     ---------- --------
                                                       (in thousands)
                 . fiscal year ended March 31, 1996   $ 78,189  $127,319
                 . fiscal year ended March 31, 1997   $ 61,848  $165,426
                 . fiscal year ended March 31, 1998   $113,941  $195,153
                 . nine months ended December 31,
                 1998                                 $116,899  $186,022

   If we cannot            Historically, the cash we generate from our
refinance our debt         operating activities and borrowings has been
including debt incurred    sufficient to meet our requirements for debt
in connection with the     service, working capital, capital expenditures and
acquisitions of            investments in and advances to our affiliates, and
FrontierVision and         we have depended on additional borrowings to meet
Century or obtain new      our liquidity requirements. Although in the past we
loans, we would likely     have been able both to refinance our debt and to
have to consider various   obtain new debt, there can be no guarantee that we
options such as the sale   will be able to continue to do so in the future or
of additional equity or    that the cost to us or the other terms which would
some of our assets to      affect us would be as favorable to us as current
meet the principal and     loans and credit agreements. We believe that our
interest payments we       business will continue to generate cash and that we
owe, negotiate with our    will be able to obtain new loans to meet our cash
lenders to restructure     needs. However, the covenants in the indentures and
existing loans or          credit agreements for our current debt provide some
explore other options      limitations on our ability to borrow more money.
available under
applicable laws
including those under
reorganization or
bankruptcy laws. We
cannot guarantee that
any options available to
us would enable us to
repay our debt in full.

Competition
                           The telecommunications services provided by
                           Adelphia are subject to strong competition and potential competition from various sources.

   Our cable television    Our cable television systems compete with other
business is subject to     means of distributing video to home televisions
strong competition from    such as Direct Broadcast Satellite systems,
several sources which      commonly known as DBS systems, and Multichannel
could adversely affect     Multipoint Distribution systems. Some of the
revenue or revenue         regional Bell telephone operating companies and
growth.                    other local telephone companies are in the process
                           of entering the video-to-home business and several have expressed their intention to enter the video-to-home business. In addition, some regional Bell operating companies and local telephone companies have facilities which are capable of delivering cable television service. The equipment which telephone companies use in providing local exchange service may give them competitive advantages over Adelphia in distributing video to home televisions.
                           The regional Bell operating companies and other potential competitors have much greater resources than Adelphia and would constitute formidable competition for our cable television business. We cannot predict either the extent to which competition will continue to materialize or, if such competition materializes, the extent of its effect on our cable television business.

                           We also face competition from other communications and entertainment media, including conventional off-air television broadcasting services, newspapers, movie theaters, live sporting events and home video products. We cannot predict the extent to which competition may affect us.

   Hyperion's operations   In each of the markets served by Hyperion's
are also subject to risk   networks, the competitive local exchange carrier
because Hyperion           services offered by Hyperion compete principally
competes principally       with the services offered by the incumbent local
with established local     telephone exchange carrier company serving that
telephone carriers that    area. Local telephone companies have long-standing
have long-standing         relationships with their customers, have the
utility relationships      potential to subsidize competitive services from
with their customers and   monopoly service revenues, and benefit from
pricing flexibility for    favorable state and federal regulations. The merger
local telephone            of Bell Atlantic and NYNEX created a very large
services.                  company whose combined territory covers a
                           substantial portion of Hyperion's markets. Other combinations are occurring in the industry, which may have a material adverse effect on Hyperion and us.

                           We believe that local telephone companies will gain increased pricing flexibility from regulators as competition increases. Hyperion's operating results and cash flow could be materially and adversely affected by actions by regulators, including permitting the incumbent local telephone companies in Hyperion's markets to do the following:

                           .  lower their rates substantially;

                           . engage in aggressive volume and term discount pricing practices for their customers; or

                           .  charge excessive fees to Hyperion for
                              interconnection to the incumbent local telephone company's networks.

   If the regional Bell    The regional Bell operating companies can now
telephone companies        obtain regulatory approval to offer long distance
could get regulatory       services if they comply with the interconnection
approval to offer long     requirements of the federal Telecommunications Act
distance service in        of 1996. To date, the FCC has denied the requests
competition with           for approval filed by regional Bell operating
Hyperion's significant     companies in Hyperion's operating areas. However,
customers, some of         approval of such a request could result in
Hyperion's major           decreased market share for the major long distance
customers could lose       carriers which are among Hyperion's significant
market share.              customers. This could have a material adverse
                           effect on Hyperion.

   The regional Bell       Some of the regional Bell operating companies have
telephone companies        also recently filed petitions with the FCC
continue to seek other     requesting waivers of other obligations under the
regulatory approvals       federal Telecommunications Act of 1996. These
that could significantly   involve services Hyperion also provides such as
enhance their              high speed data, long distance, and services to
competitive position       Internet Service Providers. If the FCC grants the
against Hyperion.          regional Bell operating companies' petitions, this
                           could have a material adverse effect on Hyperion.

   Potential competitors   Potential competitors for Hyperion include other
to Hyperion's              competitive local exchange carriers, incumbent
telecommunications         local telephone companies which are not subject to
services include the       regional Bell operating companies' restrictions on
regional Bell telephone    offering long distance service, AT&T, MCIWorldCom,
companies, AT&T,           Sprint and other long distance carriers, cable
MCIWorldCom and Sprint,    television companies, electric utilities, microwave
electric utilities and     carriers, wireless telecommunications providers and
other companies that       private networks built by large end users. Both
have advantages over       AT&T and MCIWorldCom have announced that they have
Hyperion.                  begun to offer local telephone services in some
                           areas of the country, and AT&T recently announced a new wireless technology for providing local telephone service. In addition, the long distance carriers could build their own facilities, purchase other carriers or their facilities, or resell the services of other carriers rather than use
                           Hyperion's services when entering the market for local exchange services.

                           Many of Hyperion's current and potential competitors, particularly incumbent local telephone companies, have financial, personnel and other resources substantially greater than those of Hyperion, as well as other competitive advantages over Hyperion.

We Are Subject To
Extensive Regulation       The cable television industry and the provision of
                           local telephone exchange services are subject to extensive regulation at the federal, state and local levels, and many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. In particular, the FCC adopted regulations that limit our ability to set and increase rates for our basic service package and for the provision of cable television-related equipment. The law permits certified local franchising authorities to order refunds of rates paid in the previous 12-month period determined to be in excess of the permitted reasonable rates. It is possible that rate reductions or refunds of previously collected fees may be required in the future.

   Our cable television
and telecommunications
businesses are heavily
regulated as to rates we
can charge and other
matters. This regulation
could limit our ability
to increase rates, cause
us to decrease then
current rates or require
us to refund previously
collected fees.

                           The cable television industry is subject to state and local regulations, and we must comply with rules of the local franchising authorities to retain and renew our cable franchises, among other matters. There can be no assurances that the franchising authorities will not impose new and more restrictive requirements as a condition to franchise renewal.

   The federal             The federal Telecommunications Act of 1996
Telecommunications Act     substantially changed federal, state and local laws
of 1996 may have a         and regulations governing our cable television and
significant impact on      telecommunications businesses. This law could
our cable television and   materially affect the growth and operation of the
telephone businesses.      cable television industry and the cable services we
                           provide. Although this legislation may lessen regulatory burdens, the cable television industry may be subject to new competition as a result.
                           There are numerous rulemakings that have been and continue to be undertaken by the FCC which will interpret and implement the provisions of this law.
                           Furthermore, portions of this law have been, and likely other portions will be, challenged in the courts. We cannot predict the outcome of such rulemakings or lawsuits or the short- and long-term effect, financial or otherwise, of this law and FCC rulemakings on us.

                           Similarly, the federal Telecommunications Act of 1996 removes entry barriers for all companies and could increase substantially the number of competitors offering comparable services in Hyperion's markets or potential markets. Furthermore, we cannot guarantee that rules adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the telecommunications industry will not have a material adverse effect on Hyperion.

                           Adelphia has two classes of common stock--Class A
Unequal Voting Rights      which carries one vote per share and Class B which
Of Stockholders            carries ten votes per share. Under Adelphia's
                           Certificate of Incorporation, the Class A shares elect only one of our eight directors.

Control Of Voting Power
By The Rigas Family        As of April 1, 1999, the Rigas family beneficially
                           owned shares representing about 48% of the total number of outstanding shares of both classes of Adelphia's common stock and about 81% of the total voting power of Adelphia's shares. The public holds a majority of the outstanding shares of Class A common stock, although the Rigas family also owns approximately 36% of those shares as of April 1, 1999. The Rigas family owns approximately 99% of Adelphia's shares of Class B common stock. The
                           Rigas family also owns shares of Adelphia's 8 1/8%
                           Series C cumulative convertible preferred stock which, if converted, would increase its voting power and beneficial ownership. As a result of the Rigas family's stock ownership and an agreement among the Class B stockholders, members of the Rigas family have the power to elect seven of eight
                           Adelphia directors, and if they converted their convertible preferred stock might be able to elect all eight directors. In addition, the Rigas family could control stockholder decisions on other matters such as amendments to Adelphia's
                           Certificate of Incorporation and Bylaws, and mergers or other fundamental corporate transactions. Sales of Class B common stock to the Rigas family under the Highland Holdings stock purchase agreement dated April 9, 1999 will increase the voting power of the Rigas family.

   The Rigas family can
control stockholder
decisions on very
important matters.

There Are Potential        John J. Rigas and the other executive officers of
Conflicts Of Interest      Adelphia, including other members of the Rigas
Between Adelphia And The   family, own other corporations and partnerships,
Rigas Family               which are managed by us for a fee. Subject to the
                           restrictions contained in a business opportunity agreement regarding future acquisitions, Rigas family members and the executive officers are free to continue to own these interests and acquire additional interests in cable television systems.
                           These activities could present a conflict of interest with Adelphia, such as how much time our executive officers devote to our business. In addition, there have been and will continue to be transactions between us and the executive officers or the other entities they own or have affiliations with. Our public debt indentures contain covenants that place some restrictions on transactions between us and our affiliates.

Holding Company            The Adelphia Parent Company directly owns no
Structure And Potential    significant assets other than stock, partnership
Impact Of Restrictive      interests and equity and other interests in our
Covenants In Subsidiary    subsidiaries and in other companies. This creates
Debt Agreements            risks regarding our ability to provide cash to the
                           Adelphia Parent Company to repay the interest and principal which it owes, our ability to pay cash dividends to our common stockholders in the future, and the ability of our subsidiaries and other companies to respond to changing business and economic conditions and to get new loans.

   The Adelphia Parent
Company depends on its     The public indentures and the credit agreements for
subsidiaries and other     bank and other financial institution loans of our
companies in which it      subsidiaries and other companies in which we have
has investments to fund    invested, restrict their ability and the ability of
its cash needs.            the companies they own to make payments to the
                           Adelphia Parent Company. These agreements also place other restrictions on the borrower's ability to borrow new funds and include requirements for the borrowers to remain in compliance with the credit agreements. The ability of a subsidiary or a company in which we have invested to comply with debt restrictions may be affected by events that are beyond our control. The breach of any of these covenants could result in a default which could result in all loans and other amounts owed to its lenders becoming due and payable. Our subsidiaries and companies in which we have invested might not be able to repay in full the accelerated loans.

It Is Unlikely You Will    Adelphia has never declared or paid cash dividends
Receive A Return On Your   on any of its common stock and has no intention of
Shares Through The         doing so in the foreseeable future. As a result, it
Payment Of Cash            is unlikely that you will receive a return on your
Dividends                  shares through the payment of cash dividends.

Future Sales Of Adelphia   Sales, or availability for sale, of a substantial
Common Stock Could         number of shares of our common stock, including
Adversely Affect Its       sales by any pledgees of such shares, could
Market Price               adversely affect the market price of Class A common
                           stock and could impair our ability in the future to raise capital through stock offerings.

                           Under various registration rights agreements or arrangements, as of January 26, 1999, the Rigas family has the right, subject to some limitations, to require Adelphia to register substantially all of the shares which it owns of Class A common stock, consisting of 15,029,119 shares, Class B common stock, consisting of 10,736,544 shares and the equivalent number of shares of Class A common stock into which they may be converted, and Series C cumulative convertible preferred stock, consisting of 80,000 shares and the 9,433,962 shares of Class A common stock into which they may be converted. Among others, Adelphia has registered or agreed to register for public sale the following shares:

                           . for the Rigas family--up to 11,000,000 shares of Class A common stock, 80,000 shares of Series C cumulative convertible preferred stock and the Class A common stock issuable upon conversion of the Series C cumulative convertible preferred stock;

                           . for Booth American Company--3,571,428 shares of Class A common stock owned as of March 24, 1998;

                           . for the selling stockholders receiving shares in the Verto acquisition--2,561,024 shares of Class A common stock;

                           . for a Rigas family partnership--4,000,000 shares of Class A common stock purchased by it in connection with the January 14, 1999 equity offerings;

                           . for the owners of FrontierVision--7,000,000 shares of Class A common stock in connection with the pending FrontierVision acquisition, and for the benefit of FrontierVision in certain circumstances if the transaction does not close, 1,000,000 shares of Class A common stock; and

                           .  for the owners of Century--approximately
                              48,700,000 shares of Class A common stock to be issued in connection with the pending Century acquisition.

                           Approximately 14,904,000 shares of Class A common stock and up to 80,000 shares of Series C cumulative convertible preferred stock, including the underlying Class A common stock, have been pledged by members of the Rigas family in connection with margin loans made to members of the Rigas family. These pledgees could freely sell any shares acquired upon a foreclosure.

The Century Merger May     The Century merger requires approvals from
Not Be Completed If The    Century's stockholders and our stockholders.
Required Approval Of       Although the Class B stockholders of Century and
Century's Class A          the controlling stockholders of Adelphia have
Stockholders Is Not        agreed to vote in favor of the merger, the
Obtained                   companies cannot be certain of the ultimate outcome
                           of the required vote of the Class A stockholders of Century. If that vote is not obtained, the companies will not be able to complete the proposed transaction as currently structured or in a timely manner, if at all.

   The failure to          Even if Century's stockholders approve the Century
satisfy conditions to      merger, one or more of the pending acquisitions may
completion of the          not close unless several other conditions are met.
acquisitions could         These include:
jeopardize the
acquisitions.

                           . Receipt of all required consents of governmental authorities have been received, except where the failure to obtain any such required consent would not have a material adverse effect;

                           .  Clearance under antitrust laws;

                           . Neither Adelphia nor the selling parties have breached any of their respective representations, warranties or covenants made in the applicable agreement; and

                           . There is no law or court order prohibiting the applicable acquisition.

Our Acquisitions And       Because we are experiencing a period of rapid
Expansion Could Involve    expansion through acquisition, the operating
Operational And Other      complexity of Adelphia, as well as the
Risks                      responsibilities of management personnel, have
                           increased. Our ability to manage such expansion effectively will require us to continue to expand and improve our operational and financial systems and to expand, train and manage our employee base.

                           The Century, FrontierVision and Harron transactions and some of our other recent acquisitions involve the acquisition of companies that have previously operated independently. We may not be able to integrate the operations of these companies without some level of difficulty, such as the loss of key personnel. There is no guarantee that we will be able to realize the benefits expected from the integration of operations from these transactions.

                           Because the cable systems to be acquired in the Century, FrontierVision and Harron acquisitions are in the same industry as those of Adelphia, the acquired systems will generally be subject to the same risks as those of Adelphia, such as those relating to competition, regulation, year 2000 issues and technological developments.

Purchasers Of Our Common   Persons purchasing Class A common stock will incur
Stock Will Incur           immediate and substantial net tangible book value
Immediate Dilution         dilution.

Year 2000 Issues Present   The year 2000 issue refers to the potential
Risks To Our Business      inability of computerized systems and technologies
Operations In Several      to properly recognize and process dates beyond
Ways                       December 31, 1999. This could present risks to the
                           operation of our business in several ways. Our computerized business applications that could be adversely affected by the year 2000 issue include:

                           . information processing and financial reporting systems;

                           .  customer billing systems;

                           .  customer service systems;

                           . telecommunication transmission and reception systems; and

                           .  facility systems.

                           System failure or miscalculation could result in an inability to process transactions, send invoices, accept customer orders or provide customers with products and services. Although we are evaluating the impact of the year 2000 issue on our business and are seeking to implement necessary solutions, this process has not been completed.

                           There can be no assurance that the systems of other companies on which our systems rely will be year 2000 ready or compatible with our systems. Our failure or a third-party's failure to become year 2000 ready, or our inability to become compatible with third parties with which we have a material relationship, including parties acquired by us, may have a material adverse effect on Adelphia, including significant service interruption or outages; however, we cannot currently estimate the extent of any such adverse effects.

Forward-Looking            The statements contained or incorporated by
Statements In This         reference in this prospectus supplement that are
Prospectus Supplement      not historical facts are "forward-looking
Are Subject To Risks And   statements" and can be identified by the use of
Uncertainties              forward-looking terminology such as "believes,"
                           "expects," "may," "will," "should," "intends" or
                           "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties.

                           Certain information set forth or incorporated by reference in this prospectus supplement, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Adelphia's 1998 Annual Report on Form 10-K and in Adelphia's Form 10-Qs, is forward-looking, such as information related to the effects of future regulation, future capital commitments and the effects of competition. Such forward-looking information involves important risks and uncertainties that could significantly affect expected results in the future from those expressed in any forward-looking statements made by, or on behalf of, us. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, the availability and cost of capital, acquisitions and divestitures, government and regulatory policies, the pricing and availability of equipment, materials, inventories and programming, technological developments, year 2000 issues and changes in the competitive environment in which we operate. Persons reading this prospectus supplement are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, readers should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by such forward-looking statements.

                                USE OF PROCEEDS

   The net proceeds to Adelphia from the Class A common stock offerings described on the cover page of this prospectus supplement (the "Common Stock Offerings") will be approximately $286 million (assuming we raise $300 million of gross proceeds), after deducting estimated underwriting discounts and commissions and offering expenses. The net proceeds to Adelphia from the concurrent Series D convertible preferred stock offering (the "Convertible Preferred Stock Offering") are estimated to be approximately $194 million, after deducting estimated underwriting discounts and commissions and offering expenses. The net proceeds from the Common Stock Offerings and the Convertible Preferred Stock Offering initially will be advanced or contributed to Adelphia's subsidiaries which will apply such funds to repay revolving credit facilities of such subsidiaries. As of December 31, 1998, the average effective interest rate on such credit facilities was approximately 6.48%. Subject to compliance with the terms of and to the maturity of the revolving credit facilities, Adelphia expects that these subsidiaries will reborrow these amounts and distribute them to Adelphia which Adelphia intends to use to fund one or more of the recently announced acquisitions. Highland Holdings, a partnership controlled by members of the Rigas family, has agreed in a stock purchase agreement dated April 9, 1999, to purchase in the future at least $250 million of Class B common stock at a per share price equal to the public offering price set forth on the cover page of this prospectus supplement less the underwriting discount plus an interest factor (the "Rigas Direct Placement"). See Adelphia's Form 8-K for the event dated April 9, 1999 for further information regarding the Rigas Direct Placement. The net proceeds from the Rigas Direct Placement are expected to be used to fund one or more of the recently announced acquisitions or for general corporate purposes, although they may initially be similarly advanced to Adelphia's subsidiaries or temporarily invested in short term investments.

                                 CAPITALIZATION
                (dollars in thousands except par value amounts)

   The following table sets forth the cash and cash equivalents and capitalization of Adelphia as of December 31, 1998, on an actual and as adjusted basis to reflect the Common Stock Offerings, the Convertible Preferred Stock Offering, the Rigas Direct Placement, the issuance of stock and debt described in "Recent Developments" of this prospectus supplement and the application of the net proceeds therefrom and the Century, FrontierVision, Harron and Olympus acquisitions. This table should be read in conjunction with Adelphia's consolidated financial statements and related notes thereto and other financial data contained elsewhere or incorporated by reference in this prospectus supplement.

                                                         December 31, 1998
                                                    ----------------------------
                                                      Actual     As Adjusted (b)
                                                    -----------  ---------------
Cash and cash equivalents.........................  $   398,644    $   570,873
U.S. government securities--pledged...............       58,054         58,054
                                                    -----------    -----------
  Total cash, cash equivalents and U.S. government
   securities--pledged............................  $   456,698    $   628,927
                                                    ===========    ===========
Long-term debt including current maturities (a):
  Subsidiary debt.................................  $ 1,717,240    $ 6,560,566
  Parent debt.....................................    1,810,212      2,062,512
                                                    -----------    -----------
    Total long-term debt including current
     maturities...................................    3,527,452      8,623,078
                                                    -----------    -----------
Hyperion redeemable exchangeable preferred stock..      228,674        228,674
                                                    -----------    -----------
Redeemable exchangeable preferred stock...........      148,191        148,191
                                                    -----------    -----------
Convertible preferred stock, common stock and other
 stockholders' equity (deficiency):
  8 1/8% Series C cumulative convertible preferred
   stock ($100,000 liquidation preference)........            1              1
    % Series D convertible preferred stock
   ($200,000 liquidation preference)..............           --             20
  Class A common stock, $.01 par value,
   200,000,000 shares authorized; 31,258,843
   shares outstanding on an Actual basis and
   100,539,399 shares outstanding on an As
   Adjusted basis.................................          313          1,005
  Class B common stock, $.01 par value, 25,000,000
   shares authorized; 10,834,476 shares
   outstanding on an Actual basis and 15,199,733
   shares outstanding on an As Adjusted basis.....          108            152
Additional paid-in capital........................      738,102      4,986,246
Accumulated deficit...............................   (1,760,270)    (1,740,829)
Treasury stock, at cost, 0 shares on an Actual
 basis and 1,091,524 shares of Class A common
 stock and 20,000 shares of 8 1/8% Series C
 cumulative convertible preferred stock on an As
 Adjusted basis...................................           --       (149,213)
                                                    -----------    -----------
    Total convertible preferred stock, common
     stock and other stockholders' equity
     (deficiency).................................   (1,021,746)     3,097,382
                                                    -----------    -----------
      Total capitalization........................  $ 2,882,571    $12,097,325
                                                    ===========    ===========

--------
(a) See Note 3 to Adelphia's consolidated financial statements in the Form 10-K for a description of long-term debt of Adelphia and its subsidiaries. See "The Company--Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" in the Form 10-K and the Form 10-Qs.
(b) Gives effect to (i) the application of the net proceeds of approximately $480 million from the Common Stock Offerings and the Convertible Preferred Stock Offering and approximately $250 million from the Rigas Direct Placement as described in "Use of Proceeds," (ii) the Century, FrontierVision and Harron acquisitions, the Class A common stock, Series C cumulative convertible preferred stock and Olympus partnership interests repurchased from Telesat, and (iii) the application of the net proceeds of the January 1999 sale of Class A common stock, the 7 1/2% Senior Notes and the 7 3/4% Senior Notes, and the March 1999 sale of Hyperion's 12% Senior Subordinated Notes, as described in "Recent Developments." The above table does not otherwise give effect to any other transactions after December 31, 1998 that are described in "Recent Developments."

          PRICE RANGE OF ADELPHIA'S COMMON EQUITY AND DIVIDEND POLICY

   Our Class A common stock is quoted on the Nasdaq National Market under the symbol "ADLAC."

   The following table sets forth the range of high and low closing sale prices of the Class A common stock for the fiscal periods indicated, as reported by the Nasdaq Stock Market.

                              Class A common stock

                                                                 High     Low
                                                                ------- --------
      1997
        First Quarter Ended 3/31/97............................ $ 7 1/8 $ 5 3/8
        Second Quarter Ended 6/30/97........................... $ 7 3/4 $ 5
        Third Quarter Ended 9/30/97............................ $12 1/8 $ 6 3/4
        Fourth Quarter Ended 12/31/97.......................... $18 3/4 $12
      1998
        First Quarter Ended 3/31/98............................ $30 3/8 $16 3/8
        Second Quarter Ended 6/30/98........................... $37 1/8 $21 1/2
        Third Quarter Ended 9/30/98............................ $44     $30 7/16
        Fourth Quarter Ended 12/31/98.......................... $48 1/8 $29 1/8
      1999
        First Quarter Ended 3/31/99............................ $64 3/8 $44 7/8
        Second Quarter (through 4/19/99)....................... $72 3/8 $58 3/4

   As of April 19, 1999, approximately 158 holders of record held our Class A common stock. As of that date, five record holders were registered clearing agencies holding Class A common stock on behalf of participants in such clearing agencies.

   No established public trading market exists for our Class B common stock. As of the date hereof, the Class B common stock was held of record by seven persons, principally members of the Rigas family, including a Pennsylvania general partnership all of whose partners are members of the Rigas family. The Class B common stock is convertible into shares of Class A common stock on a one-to-one basis. As of the date of this prospectus supplement, the Rigas family owned 99.1% of the outstanding Class B common stock.

Dividend Policy

   We have never paid a cash dividend on our common stock and anticipate that for the foreseeable future any earnings will be retained for use in our business. Our ability to pay cash dividends on our common stock is limited by the provisions of our indentures.

                                    DILUTION

   The net tangible book value of Adelphia's common stock as of December 31, 1998 was a deficit of approximately $2,050,905,000 or negative $48.72 a share. Net tangible book value per share represents the amount of Adelphia's convertible preferred stock, common stock and other stockholders' equity (deficiency), less intangible assets, divided by shares of Adelphia's common stock outstanding. Purchasers of Class A common stock will have an immediate dilution of net tangible book value which, due to our having a net tangible book value deficit, will exceed the purchase price per share.

   Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Class A common stock in the Common Stock Offerings and the pro forma net tangible book value per share of the common stock immediately after completion of the Common Stock Offerings, excluding the Rigas Direct Placement and the Convertible Preferred Stock Offering. Prior to the Common Stock Offerings, but after giving effect to the January 1999 sale of Class A common stock, the Class A common stock and 8 1/8% Series C cumulative convertible preferred stock repurchased from Telesat, the Verto acquisition, and the issuance of 1,000,000 shares of Class A common stock placed in escrow associated with the FrontierVision acquisition, the pro forma net tangible book value of Adelphia as of December 31, 1998 was a deficit of approximately $1,748,345,000, or negative $32.89 per share of common stock. After giving effect to the sale by Adelphia of 5,002,585 shares of Class A common stock in the Common Stock Offerings at an assumed public offering price of $59.97 per share, and after deduction of underwriting discounts and commissions and estimated offering expenses, the pro forma net tangible book value of Adelphia as of December 31, 1998 was a deficit of approximately $1,462,345,000, or negative $25.14 per share of common stock. This represents an immediate increase in net tangible book value of $7.75 per share to existing stockholders and an immediate dilution of net tangible book value of $85.11 per share to purchasers of Class A common stock in the Common Stock Offerings, as illustrated in the following table:

Public offering price per share of Class A common stock......          $ 59.97
  Net tangible book value per share of common stock before
   the Common Stock Offerings................................ $(32.89)
  Increase per share of common stock attributable to the
   Common Stock Offerings....................................    7.75
                                                              -------
Pro forma net tangible book value per share of common stock
 after the Common Stock Offerings............................           (25.14)
                                                                       -------
Net tangible book value dilution per share...................          $(85.11)
                                                                       =======

                     CERTAIN UNITED STATES TAX CONSEQUENCES
                          TO NON-UNITED STATES HOLDERS

   The following is a general discussion of certain United States federal income and estate tax consequences of the ownership and disposition of Class A common stock applicable to "Non-United States Holders." A "Non-United States Holder" is any beneficial owner of Class A common stock that, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a non-resident fiduciary of a foreign estate or trust as such terms are defined in the Code. This discussion is based on the Code and administrative and judicial interpretations as of the date hereof, all of which are subject to change either retroactively or prospectively. This discussion does not address all aspects of United States federal income and estate taxation that may be relevant to Non-United States Holders in light of their particular circumstances (for example, insurance companies, tax exempt organizations, financial institutions, broker-dealers or certain U.S. expatriates) and does not address any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Prospective investors are urged to consult with their tax advisors regarding the United States federal, state and local income and other tax consequences, and the non-United States tax consequences, of owning and disposing of Class A common stock.

Dividends

   Subject to the discussion below, any dividend paid to a Non-United States Holder generally will be subject to United States withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. For purposes of determining whether tax is to be withheld at a 30% rate or at a reduced rate as specified by an income tax treaty, Adelphia ordinarily will presume that dividends paid to an address in a foreign country are paid to a resident of such country absent knowledge that such presumption is not warranted. However, under United States Treasury regulations not currently in effect, a Non-United States Holder would be required to file certain forms accompanied by a statement from a competent authority of the treaty country in order to claim the benefits of a tax treaty. Dividends paid to a holder with an address within the United States generally will not be subject to this withholding tax, unless Adelphia has actual knowledge that the holder is a Non-United States Holder.

   Dividends received by a Non-United States Holder that are effectively connected with a United States trade or business conducted by such Non-United States Holder are exempt from withholding tax. However, such effectively connected dividends are subject to regular United States income tax in the same manner as if the Non-United States Holder were a United States resident. A Non-United States Holder may claim exemption from withholding under the effectively connected income exception by filing Form 4224 (Statement Claiming Exemption from Withholding of Tax on Income Effectively Connected With the Conduct of Business in the United States) each year with Adelphia or its paying agent prior to the payment of the dividends for such year. Effectively connected dividends received by a corporate Non-United States Holder may be subject to an additional "branch profits tax" at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty) of such corporate Non-United States Holder's effectively connected earnings and profits, subject to certain adjustments. To the extent a distribution exceeds current or accumulated earnings or profits, it will be treated first as a return of the holder's basis to the extent thereof, and then as a gain from the sale of a capital asset. Any withholding tax on distributions in excess of Adelphia's current and accumulated earnings and profits is refundable to the Non-United States Holder upon filing an appropriate claim with the United States Internal Revenue Service (the "IRS").

   A Non-United States Holder eligible for a reduced rate of United States withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the IRS.

Gain on Disposition of Ordinary Common Stock

   A Non-United States Holder generally will not be subject to United States federal income tax with respect to a gain realized upon the sale or a disposition of Class A common stock unless: (i) such gain is effectively connected with a United States trade or business of the Non-United States Holder, (ii) the Non-United States Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the taxable year in which such sale or disposition occurs and certain other conditions are met, or (iii) Adelphia is or has been a "United States real property holding corporation" within the heading of Section 897(c)(2) of the Code at any time within the shorter of the five-year period preceding such disposition or such holder's holding period and certain other conditions are met. Although not free from doubt, Adelphia believes that it is not, and has not been for the last five years, a "United States real property holding corporation" for federal income tax purposes. If a Non-United States Holder falls under clause (i) above, the Non-United States holder will be taxed on the net gain derived from the sale under regular graduated United States federal income tax rates (and, with respect to corporate Non-United States Holders, may also be subject to the branch profits tax described above). If an individual Non-United States Holder falls under clause (ii) above, the Non-United States Holder generally will be subject to a 30% tax on the gain derived from the sale, which gain may be offset by United States capital losses recognized within the same taxable year of such sale.

Backup Withholding and Information Reporting

   Generally, Adelphia must report to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

   Unless Adelphia has actual knowledge that a holder is a non-United States person, dividends paid to a holder at an address within the United States may be subject to backup withholding at a rate of 31% if the holder is not an exempt recipient as defined in Treasury Regulation Section 1.6049-4(c)(1)(ii) (which includes corporations) and fails to provide a correct taxpayer identification number and other information to Adelphia. Backup withholding will generally not apply to dividends paid to holders at an address outside the United States (unless Adelphia has knowledge that the holder is a United States person.)

   If the proceeds of the disposition of Class A common stock by a Non-United States Holder are paid over, by or through a United States office of a broker, the payment is subject to information reporting and to backup withholding at a rate of 31% unless the disposing holder certifies as to its name, address and status as a Non-United States Holder under penalties of perjury or otherwise establishes an exemption. Generally, United States information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the United States through a non-United States office of a non-United States broker. However, United States information reporting requirements (but not backup withholding) will apply to a payment of disposition proceeds outside the United States if (a) the payment is made through an office outside the United States of a broker that is either (i) a United States person for United States federal income tax purposes, (ii) a "controlled foreign corporation" for United States federal income tax purposes, or (iii) a foreign person which derives 50% or more of its gross income for certain periods from the conduct of a United States trade or business, and (b) the broker fails to maintain documentary evidence in its files that the holder is a Non-United States Holder and that certain conditions are met or that the holder otherwise is entitled to an exemption.


   Backup withholding is not an additional tax. Rather, the tax liability of persons subject to 31% backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the IRS.

   New regulations relating to withholding tax on income paid to foreign persons (the "New Withholding Regulations") will generally be effective for payments made after December 31, 1999, subject to certain transition rules. The New Withholding Regulations modify and, in general, unify the way in which you establish your status as a non-United States "beneficial owner" eligible for withholding exemptions including a reduced treaty rate or an exemption from backup withholding. For example, the New Withholding Regulations will require new forms, which you generally will have to provide earlier than you would have had to provide replacements for expiring existing forms.

Estate Tax

   An individual Non-United States Holder who is treated as the owner of Class A common stock at the time of his or her death or has made certain lifetime transfers of an interest in Class A common stock will be required to include the value of such Class A common stock in his or her gross estate for United States federal estate tax purposes and may be subject to United States federal estate tax, unless an applicable estate tax treaty provides otherwise.

                                  UNDERWRITING

   This offering consists of (1) an offering of     shares of our Class A
common stock in the United States and Canada and (2) a concurrent offering of shares of our Class A common stock outside the United States and Canada. Salomon Smith Barney Inc. is the global coordinator of this offering.

   Subject to the terms and conditions stated in the U.S. underwriting agreement, each U.S. underwriter named below has severally agreed to purchase, and we have agreed to sell to such U.S. underwriter, the number of shares set forth opposite its name:

                                                                        Number
      Name                                                             of Shares
      ----                                                             ---------
      Salomon Smith Barney Inc........................................
      Goldman, Sachs & Co. ...........................................
      Credit Suisse First Boston Corporation..........................
      Donaldson, Lufkin & Jenrette Securities Corporation.............
      Merrill Lynch, Pierce, Fenner & Smith Incorporated..............
      Morgan Stanley & Co. Incorporated...............................
      Credit Lyonnais Securities (USA) Inc............................
      NationsBanc Montgomery Securities LLC...........................
      SG Cowen Securities Corporation.................................
                                                                        -------
       Total..........................................................
                                                                        =======

   The U.S. underwriting agreement provides that the obligations of the several U.S. underwriters to purchase the shares included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The U.S. underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

   The U.S. underwriters, for whom Salomon Smith Barney Inc., Goldman, Sachs & Co., Credit Suisse First Boston Corporation, Donaldson, Lufkin & Jenrette Securities Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Credit Lyonnais Securities (USA) Inc., NationsBanc Montgomery Securities LLC and SG Cowen Securities Corporation are acting as representatives, propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the shares to certain dealers at the public
offering price less a concession not in excess of $    per share. The U.S.
underwriters may allow, and such dealers may reallow, a concession not in
excess of $    per share on sales to certain other dealers. After the initial offering of the shares to the public, the public offering price and such concessions may be changed by the representatives.

   We have granted to the U.S. underwriters an option, exercisable for 30 days
from the date of this prospectus supplement, to purchase up to     additional
shares of Class A common stock at the public offering price less the underwriting discount. The U.S. underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent such option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares approximately proportionate to such underwriter's initial purchase commitment.

   Adelphia and the Rigas family have agreed that, for a period of 90 days after the date of this prospectus supplement, they will not, without the prior written consent of Salomon Smith Barney Inc. offer, sell, contract to sell or otherwise dispose of any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for Class A common stock or grant any options or warrants to purchase shares of Class A common stock (except in connection with pending acquisitions, other strategic acquisitions and certain other permitted transactions).

   The Rigas family has also agreed, subject to certain exceptions, not to sell any of their shares of our Class B common stock without the prior written consent of a majority of the independent members of our board of directors for a period of 6 months from the closing of the Rigas Direct Placement, but not to exceed a year from the closing of our public offering of Class A common stock under this prospectus supplement.

   We have also entered into an international underwriting agreement with a syndicate of international underwriters providing for the concurrent offer and
sale of     shares of Class A common stock outside the United States and
Canada. The offering price and aggregate underwriting discounts and commissions per share for the U.S. offering and international offering are identical. In addition, the U.S. offering and the international offering are each conditioned upon the closing of the other.

   The U.S. and international underwriters will enter into an agreement in which they agree to restrictions on where and to whom they and any dealer purchasing from them may offer shares of common stock. The U.S. underwriters and international underwriters also have agreed that they may sell shares of Class A common stock between their respective underwriting syndicates.

   The common stock is quoted on the Nasdaq National Market under the symbol "ADLAC."

   The following table shows the underwriting discounts and commissions to be paid to the U.S. underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the U.S. underwriters' option to purchase additional shares of common stock.

                                                       No Exercise Full Exercise
                                                       ----------- -------------
      Per Share.......................................   $            $
      Total...........................................   $            $

   In connection with the offering, Salomon Smith Barney Inc., on behalf of the U.S. and international underwriters, may over-allot, or engage in syndicate covering transactions, stabilizing transactions and penalty bids. Over-allotment involves syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of common stock made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchases shares originally sold by that syndicate member. These activities may cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected on the

Nasdaq National Market or in the over-the-counter market, or otherwise and, if commenced, may be discontinued at any time.

   In addition, in connection with this offering, certain of the U.S. underwriters (and selling group members) may engage in passive market making transactions in the common stock on the Nasdaq National Market, prior to the pricing and completion of the offering. Passive market making consists of displaying bids on the Nasdaq National Market no higher than the bid prices of independent market makers and making purchases at prices no higher than those independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions. If passive market making is commenced, it may be discontinued at any time.

   We estimate that our total expenses of this offering will be $500,000.

   The representatives have performed certain investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The representatives may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. In addition, Salomon Smith Barney Inc. and Credit Suisse First Boston Corporation are joint lead managers in our Convertible Preferred Stock Offering, and Goldman, Sachs & Co. and NationsBanc Montgomery Securities LLC are co-managers in our Convertible Preferred Stock Offering.

   We have agreed to indemnify the U.S. underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the U.S. underwriters may be required to make in respect of any of those liabilities.

                      CONVERTIBLE PREFERRED STOCK OFFERING

   A new series of preferred stock is being offered in the Convertible
Preferred Stock Offering and will consist of 2,000,000 shares of   % Series D
convertible preferred stock. This convertible preferred stock will be
convertible by its holders at a conversion price of $   per share of Class A
common stock for each share of convertible preferred stock (equivalent to a
conversion rate of    shares of Class A common stock). The conversion price
would be adjusted for unusual corporate events such as stock splits or dividends paid otherwise than in cash. This convertible preferred stock will
have an annual cumulative cash dividend preference of $   per share. We can not
pay any dividends on common stock unless all cumulative dividends due on this convertible preferred stock have been paid or declared and a sum sufficient for payment set aside. In addition, if dividends have not been paid for six quarters, these convertible preferred shareholders can elect two directors to our board of directors until the dividend arrearage has been paid or set aside for payment. This convertible preferred stock will have a liquidation preference of $100 per share plus any unpaid dividends, which would have to be paid before any amounts could be paid to holders of common stock in a dissolution or other liquidation of Adelphia. This convertible preferred stock will be redeemable at the option of Adelphia, in whole or in part at any time on and after May 15, 2002, for shares of Class A common stock, at a redemption price of $103 per share of convertible preferred stock, or for cash at a redemption price of $100 per share of convertible preferred stock, in each case plus accrued and unpaid dividends. Offers for this convertible preferred stock will only be made by delivery of the prospectus supplement relating to the Convertible Preferred Stock Offering which contains a more detailed description of the features and preferences of the convertible preferred stock. No requirement exists that we sell this convertible preferred stock in order to sell Class A common stock in the Common Stock Offerings. We could decide not to sell this convertible preferred stock or to sell more or less convertible preferred stock than we presently are offering in the Convertible Preferred Stock Offering.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, as well as proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices in Chicago, Illinois or New York, New York. You may obtain further information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants like us that file electronically with the SEC.

   This prospectus supplement is part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act. As permitted by SEC rules, this prospectus supplement does not contain all of the information included in the registration statement and the accompanying exhibits filed with the SEC. You may refer to the registration statement and its exhibits for more information.

   The SEC allows us to "incorporate by reference" into this prospectus supplement the information it files with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. If we subsequently file updating or superseding information in a document that is incorporated by reference into this prospectus supplement, the subsequent information will also become part of this prospectus supplement and will supersede the earlier information.

   We are incorporating by reference the following documents that we have filed with the SEC:

  . our Annual Report on Form 10-K for the year ended March 31, 1998, which incorporates, in Items 7 and 8 to such Form 10-K, portions of the Form 10-K for the fiscal year ended December 31, 1997 of Olympus
     Communications, L.P. and Olympus Capital Corporation, as amended by Adelphia's Form 10-K/A dated July 27, 1998;

  . our Quarterly Reports on Form 10-Q for the quarters ended June 30, 1998, September 30, 1998 and December 31, 1998 (collectively, the "Form 10-Qs");

  . our Current Reports on Form 8-K for the events dated June 29, 1998, July 2, 1998, August 3, 1998, August 18, 1998, September 10, 1998,
     November 9, 1998, November 12, 1998, December 23, 1998, January 11, 1999, February 22, 1999, February 23, 1999, March 5, 1999, March 30,
     1999, March 31, 1999, April 9, 1999 and April 19, 1999;

  . our definitive proxy statement dated September 11, 1998 with respect to the Annual Meeting of Stockholders held on October 6, 1998; and

  . the description of our Class A common stock contained in our registration statement filed with the SEC under Section 12 of the Exchange Act and subsequent amendments and reports filed to update such description.

   We are also incorporating by reference into this prospectus supplement all of our future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the Common Stock Offerings have been completed.

   You may obtain a copy of any of our filings which are incorporated by reference, at no cost, by writing to or telephoning us at the following address:

                      Adelphia Communications Corporation
                              Main at Water Street
                        Coudersport, Pennsylvania 16915
                         Attention: Investor Relations
                           Telephone: (814) 274-9830

   You should rely only on the information provided in this prospectus supplement or incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the first page of this prospectus supplement. We are not making this offer of securities in any state or country in which the offer or sale is not permitted.

                                 LEGAL MATTERS

   The validity of the common stock will be passed upon for us by Buchanan Ingersoll Professional Corporation, Pittsburgh, Pennsylvania. Attorneys of that firm who are representing us in the Common Stock Offerings own an aggregate of 2,300 shares of our Class A common stock and 15,100 shares of Hyperion's Class A common stock. The validity of the Class A common stock offered hereby will be passed upon on behalf of the underwriters by Latham & Watkins, New York, New York.

                                    EXPERTS

   The consolidated financial statements of Adelphia and its subsidiaries as of March 31, 1997 and 1998, and for each of the three years in the period ended March 31, 1998, and the consolidated financial statements of Olympus and its subsidiaries as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, all incorporated in this prospectus supplement by reference from Adelphia's Annual Report on Form 10-K for the year ended March 31, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

   The consolidated financial statements of FrontierVision Partners, L.P. and subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three year period ended December 31, 1998 have been incorporated by reference herein and in the registration statement from Adelphia's Current Report on Form 8-K filed April 19, 1999, in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as expects in accounting and auditing.

   The consolidated financial statements of Harron Communications Corp. and subsidiaries as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 incorporated in this prospectus supplement by reference from Adelphia's Current Report on Form 8-K filed April 19, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   The consolidated financial statements of Century Communications Corp. and subsidiaries as of May 31, 1998 and 1997 and for each of the three years in the period ended May 31, 1998 incorporated in this prospectus supplement by reference from Adelphia's Current Report on Form 8-K filed April 19, 1999 have been audited by Deloitte & Touche LLP, independent auditors as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                   Prospectus

                      ADELPHIA COMMUNICATIONS CORPORATION

                                Debt Securities
                                Preferred Stock
                              Class A Common Stock
                              Class B Common Stock

This prospectus relates to:

 . Adelphia Communications Corporation's debentures, notes and other debt securities in one or more series which may be senior debt securities or subordinated debt securities,

 . shares of preferred stock of Adelphia issuable in series designated by the board of directors of Adelphia,

 .  shares of Class A common stock, and

 . shares of Class B common stock, which may be offered in combination or separately from time to time by Adelphia.

   The aggregate initial offering price of all of the securities which may be sold pursuant to this prospectus will not exceed U.S. $1,761,000,000, or its equivalent based on the applicable exchange rate at the time of issue in one or more foreign currencies or currency units as shall be designated by Adelphia.

   The Class A common stock is quoted on the Nasdaq National Market. The Class A common stock's ticker symbol is "ADLAC." On April 19, 1999, the closing sale price on the Nasdaq National Market of a single share of Class A common stock was $59.969.

   Our common stock includes Class A and Class B common stock. The rights of holders of the Class A common stock and Class B common stock differ with respect to certain aspects of dividends, liquidations and voting. The Class A common stock has preferential rights with respect to cash dividends and distributions upon the liquidation of Adelphia. Holders of Class B common stock are entitled to greater voting rights than the holders of Class A common stock; however, the holders of Class A common stock, voting as a separate class, are entitled to elect one of Adelphia's directors.

   You should carefully review "Risk Factors" beginning on page 4 for a discussion of things you should consider when investing in securities of Adelphia.

                               ----------------

   Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

   This Prospectus May Not Be Used To Consummate Sales Of Securities Unless Accompanied By A Prospectus Supplement.

                               ----------------

              The date of this Prospectus is April 20, 1999.

                               TABLE OF CONTENTS

Adelphia...................................................................    2

Risk Factors...............................................................    4

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends..   16

Dilution...................................................................   17

Use of Proceeds............................................................   17

Description of Debt Securities.............................................   18

Description of Capital Stock...............................................   31

Book Entry Issuance........................................................   35

Plan of Distribution.......................................................   37

Where You Can Find More Information........................................   39

Legal Matters..............................................................   40

Experts....................................................................   41

                                    ADELPHIA

   Adelphia is a leader in the telecommunications industry with cable television and local telephone operations. Our operations consist of providing telecommunications services primarily over our networks, which are commonly referred to as broadband networks because they can transmit large quantities of voice, video and data by way of digital or analog signals. As of December 31, 1998, we owned or managed cable television systems with broadband networks that passed in front of 3,252,830 homes and served 2,304,325 basic subscribers. John
J. Rigas, the Chairman, President, Chief Executive Officer and founder of Adelphia, has owned and operated cable television systems since 1952.

   We own cable systems in twelve states which are organized into seven regional clusters: Western New York, Virginia, Western Pennsylvania, New England, Eastern Pennsylvania, Ohio and New Jersey. These systems are located primarily in suburban areas of large and medium-sized cities within the 50 largest television markets. As of December 31, 1998, the broadband networks for these systems passed in front of 2,131,978 homes and served 1,528,307 basic subscribers.

   We also provide management and consulting services to other partnerships and corporations engaged in the ownership and operation of cable television systems. John J. Rigas and members of his immediate family, including entities they own or control, have substantial ownership interests in these partnerships and corporations. As of December 31, 1998, the broadband networks for cable systems owned by these Rigas family partnerships and corporations passed in front of 177,250 homes and served 134,443 basic subscribers.

   We also own a 50% voting interest and nonvoting preferred limited partnership interests in Olympus Communications, L.P. Olympus is a joint venture limited partnership that operates a large cable system in Florida. As of December 31, 1998, the broadband networks for this system passed in front of 943,602 homes and served 641,575 basic subscribers.

   Through our subsidiary, Hyperion Telecommunications, Inc., we own and operate a large competitive local exchange carrier in the eastern United States. This means that Hyperion provides its customers with alternatives to the incumbent local telephone company for local telephone and telecommunications services. Hyperion's telephone operations are referred to as being facilities based, which means it generally owns the local telecommunications networks and facilities it uses to deliver these services, rather than leasing or renting the use of another party's networks to do so. As of December 31, 1998, Hyperion managed and operated 22 telecommunications networks, including two under construction, serving 46 markets. Hyperion's Class A common stock is listed on the Nasdaq National Market under the symbol "HYPT."

   Our executive offices are located at Main at Water Street, Coudersport, Pennsylvania 16915, and our telephone number is (814) 274-9830.

Recent Developments


   Please see the applicable prospectus supplement and Adelphia's recent public filings for recent developments.

                                  RISK FACTORS

   Before you invest in Adelphia's securities, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the other information included in this prospectus before you decide to purchase any securities of Adelphia.

High Level Of
Indebtedness

                           Adelphia has a substantial amount of debt. We
   As of December 31,      borrowed this money to purchase and to expand our
1998, we owed              cable systems and other operations and, to a lesser
approximately $3.5         extent, for investments and loans to our
billion. Our high level    affiliates. At December 31, 1998, our indebtedness
of indebtedness can have   totaled approximately $3,527,452,000. This included
important adverse          approximately:
consequences to us and
to you.

                              . $1,810,212,000 of Adelphia Parent Company public debt. When we use the term "Adelphia Parent Company" in this prospectus, we are referring only to Adelphia Communications Corporation as a parent holding company entity, and not to its subsidiaries;

                              .  $1,246,456,000 of debt owed by our
                                 subsidiaries to banks, other financial
                                 institutions and other persons; and

                              .  $470,784,000 of public debt owed by Hyperion.

   Debt service consumes   Our high level of indebtedness can have important
a substantial portion of   adverse consequences to us and to you. It requires
the cash we generate.      that we spend a substantial portion of the cash we
This could affect our      get from our business to repay the principal and
ability to invest in our   interest on these debts. Otherwise, we could use
business in the future     these funds for general corporate purposes or for
as well as to react to     capital improvements. Our ability to obtain new
changes in our industry    loans for working capital, capital expenditures,
or economic downturns.     acquisitions or capital improvements may be limited
                           by our current level of debt. In addition, having such a high level of debt could limit our ability to react to changes in our industry and to economic conditions generally. In addition to our debt, at December 31, 1998, the Adelphia Parent Company also had approximately $148,191,000 and Hyperion had approximately $228,674,000 of redeemable exchangeable preferred stock which contain payment obligations that are similar to our debt obligations in these respects.
                           Olympus also has a substantial amount of debt.

   Approximately 32% of    Our debt comes due at various times up to the year
this debt must be paid     2009, including an aggregate of approximately
by April 1, 2003 and all   $1,126,169,000 which, as of December 31, 1998, we
of it must be paid by      must pay by April 1, 2003.
2009.

Our Business Requires      Our business requires substantial additional
Substantial Additional     financing on a continuing basis for capital
Financing And If We Do     expenditures and other purposes including:
Not Obtain That
Financing We May Not Be
Able To Upgrade Our        .  constructing and upgrading our plant and
Plant, Offer Services,        networks--some of these upgrades we must make
Make Payments When Due        to comply with the requirements of local
Or Refinance Existing         cable franchise authorities;
Debt.
                           .  offering new services;

                           .  scheduled principal and interest payments;

                           .  refinancing existing debt; and

                           .  acquisitions and investments.

                           There can be no guarantee that we will be able to issue additional debt or sell stock or other additional equity on satisfactory terms, or at all, to meet our future financing needs.

We Have Had Large Losses
And Negative               The Total Convertible Preferred Stock, Common Stock
Stockholders' Equity And   and Other Stockholders' Equity (Deficiency) at
We Expect This To          December 31, 1998 was a deficit of approximately
Continue                   $1,021,746,000. Our continuing net losses, which
                           are mainly due to our high levels of depreciation and amortization and interest expense, have created this deficiency. Our recent net losses applicable to our common stockholders were approximately as follows for the periods specified:

                              .  fiscal year ended March 31, 1996--
                                 $119,894,000;

                              .  fiscal year ended March 31, 1997--
                                 $130,642,000;

                              .  fiscal year ended March 31, 1998--
                                 $192,729,000; and

                              .  nine months ended December 31, 1998--
                                 $135,848,000.

                           We expect to continue to incur large net losses for the next several years.

   Our earnings have       Our earnings could not pay for our combined fixed
been insufficient to pay   charges and preferred stock dividends during these
for our fixed charges      periods by the amounts set forth in the table
and preferred stock        below, although combined fixed charges and
dividends.                 preferred stock dividends included substantial non-
                           cash charges for depreciation, amortization and non-cash interest expense on some of our debts and the non-cash expense of Hyperion's preferred stock dividends:

                                         Earnings     Non-Cash
                                        Deficiency    Charges
                                       ------------ ------------
                 .  fiscal year ended
                    March 31, 1996     $ 78,189,000 $127,319,000
                 .  fiscal year ended
                    March 31, 1997     $ 61,848,000 $165,426,000
                 .  fiscal year ended
                    March 31, 1998     $113,941,000 $195,153,000
                 .  nine months ended
                    December 31, 1998  $116,899,000 $186,022,000

                           Historically, the cash we generate from our
   If we could not         operating activities and borrowings has been
refinance our debt or      sufficient to meet our requirements for debt
obtain new loans, we       service, working capital, capital expenditures, and
would likely have to       investments in and advances to our affiliates, and
consider various options   we have depended on getting additional borrowings
such as the sale of        to meet our liquidity requirements. Although in the
additional equity or       past we have been able both to refinance our debt
some of our assets to      and to obtain new debt, there can be no guarantee
meet the principal and     that we will be able to continue to do so in the
interest payments we       future or that the cost to us or the other terms
owe, negotiate with our    which would affect us would be as favorable to us
lenders to restructure     as our current loans and credit agreements. We
existing loans or          believe that our business will continue to generate
explore other options      cash and that we will be able to obtain new loans
available under            to meet our cash needs. However, the covenants in
applicable laws            the indentures and credit agreements for our
including those under      current debt limit our ability to borrow more
reorganization or          money.
bankruptcy laws. We can
not guarantee that any
options available to us
would enable us to repay
our debt in full.

Competition

   Our cable television    The telecommunications services provided by
business is subject to     Adelphia are subject to strong competition and
strong competition from    potential competition from various sources. Our
several sources which      cable television systems compete with other means
could adversely affect     of distributing video to home televisions such as
revenue or revenue         Direct Broadcast Satellite systems, commonly known
growth.                    as DBS systems, and Multichannel Multipoint
                           Distribution systems. Some of the regional Bell telephone operating companies and other local telephone companies are in the process of entering the video-to-home business and several have expressed their intention to enter the video-to-home business. In addition, some regional Bell operating companies and local telephone companies have facilities which are capable of delivering cable television service. The equipment which telephone companies use in providing local exchange service may give them competitive advantages over us in distributing video to home televisions. The regional Bell operating companies and other potential competitors have much greater resources than Adelphia and would constitute formidable competition for our cable television business. We cannot predict either the extent to which competition will continue to materialize or, if such competition materializes, the extent of its effect on our cable television business.

                           We also face competition from other communications and entertainment media, including conventional off-air television broadcasting services, newspapers, movie theaters, live sporting events and home video products. We cannot predict the extent to which competition may affect us.

   Hyperion's operations   In each of the markets served by Hyperion's
are also subject to risk   networks, the competitive local exchange carrier
because Hyperion           services offered by Hyperion compete principally
competes principally       with the services offered by the incumbent local
with established local     telephone exchange carrier company serving that
telephone carriers that    area. Local telephone companies have long-standing
have long-standing         relationships with their customers, have the
utility relationships      potential to subsidize competitive services from
with their customers and   monopoly service revenues, and benefit from
pricing flexibility for    favorable state and federal regulations. The merger
local telephone            of Bell Atlantic and NYNEX created a very large
services.                  company whose combined territory covers a
                           substantial portion of Hyperion's markets. Other combinations are occurring in the industry, which may have a material adverse effect on Hyperion and us.

                           We believe that local telephone companies will gain increased pricing flexibility from regulators as competition increases. Hyperion's operating results and cash flow could be materially and adversely affected by actions by regulators, including permitting the incumbent local telephone companies in Hyperion's markets to do the following:

                              .  lower their rates substantially;

                              . engage in aggressive volume and term discount pricing practices for their customers; or

                              .  charge excessive fees to Hyperion for
                                 interconnection to the incumbent local
                                 telephone company's networks.

   If the regional Bell    The regional Bell operating companies can now
telephone companies        obtain regulatory approval to offer long distance
could get regulatory       services if they comply with the interconnection
approval to offer long     requirements of the federal Telecommunications Act
distance service in        of 1996. To date, the FCC has denied the requests
competition with           for approval filed by regional Bell operating
Hyperion's significant     companies in Hyperion's operating areas. However,
customers, some of         an approval of such a request could result in
Hyperion's major           decreased market share for the major long distance
customers could lose       carriers which are among Hyperion's significant
market share.              customers. This could have a material adverse
                           effect on Hyperion.

   The regional Bell
telephone companies        Some of the Regional Bell operating companies have
continue to seek other     also recently filed petitions with the FCC
regulatory approvals       requesting waivers of other obligations under the
that could significantly   federal Telecommunications Act of 1996. These
enhance their              involve services Hyperion also provides such as
competitive position       high speed data, long distance, and services to
against Hyperion.          Internet Service Providers. If the FCC grants the
                           regional Bell operating companies' petitions, this could have a material adverse effect on Hyperion.

   Potential competitors   Potential competitors for Hyperion include other
to Hyperion's              competitive local exchange carriers, incumbent
telecommunications         local telephone companies which are not subject to
services include the       regional Bell operating companies' restrictions on
regional Bell telephone    offering long distance service, AT&T, MCIWorldCom,
companies, AT&T,           Sprint and other long distance carriers, cable
MCIWorldCom and Sprint,    television companies, electric utilities, microwave
electric utilities and     carriers, wireless telecommunications providers and
other companies that       private networks built by large end users. Both
have advantages over       AT&T and MCIWorldCom have announced that they have
Hyperion.                  begun to offer local telephone services in some
                           areas of the country, and AT&T recently announced a new wireless technology for providing local telephone service. AT&T and Tele-Communications, Inc. have merged. Although
                           Hyperion has good relationships with the long distance carriers, they could build their own facilities, purchase other carriers or their facilities, or resell the services of other carriers rather than use Hyperion's services when entering the market for local exchange services.

                           Many of Hyperion's current and potential competitors, particularly incumbent local telephone companies, have financial, personnel and other resources substantially greater than those of Hyperion, as well as other competitive advantages over Hyperion.

We Are Subject To
Extensive Regulation

   Our cable television    The cable television industry and the provision of
and telecommunications     local telephone exchange services are subject to
businesses are heavily     extensive regulation at the federal, state and
regulated as to rates we   local levels, and many aspects of such regulation
can charge and other       are currently the subject of judicial proceedings
matters. This regulation   and administrative or legislative proposals. In
could limit our ability    particular, the FCC adopted regulations that limit
to increase rates, cause   our ability to set and increase rates for our basic
us to decrease then        and cable programming service packages and for the
current rates or require   provision of cable television-related equipment.
us to refund previously    The law permits certified local franchising
collected fees.            authorities to order refunds of rates paid in the
                           previous twelve-month period determined to be in excess of the permitted reasonable rates. It is possible that rate reductions or refunds of previously collected fees may be required in the future.

                           The cable television industry is subject to state and local regulations and we must comply with rules of the local franchising authorities to retain and renew our cable franchises, among other matters. There can be no assurances that the franchising authorities will not impose new and more restrictive requirements as a condition to franchise renewal.

   The federal
Telecommunications Act     The federal Telecommunications Act of 1996
of 1996 may have a         substantially changed federal, state and local laws
significant impact on      and regulations governing our cable television and
our cable television and   telecommunications businesses. This law could
telephone businesses.      materially affect the growth and operation of the
                           cable television industry and the cable services we provide. Although this legislation may lessen regulatory burdens, the cable television industry may be subject to new competition as a result.
                           There are numerous rulemakings that have been and continue to be undertaken by the FCC which will interpret and implement the provisions of this law.
                           Furthermore, portions of this law have been, and likely other portions will be, challenged in the courts. We cannot predict the outcome of such rulemakings or lawsuits or the shortand long-term effect, financial or otherwise, of this law and FCC rulemakings on us.

                           Similarly, the Telecommunications Act of 1996 removes entry barriers for all companies and could increase substantially the number of competitors offering comparable services in Hyperion's markets or potential markets. Furthermore, we cannot guarantee that rules adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the telecommunications industry will not have a material adverse effect on Hyperion.

Unequal Voting Rights Of
Stockholders               Adelphia has two classes of common stock--Class A
                           which carries one vote per share and Class B which carries ten votes per share. Under our Certificate of Incorporation, the Class A shares elect only one of our directors.

Control Of Voting Power
By The Rigas Family
                           As of April 1, 1999, the Rigas family beneficially
   The Rigas family can    owned shares representing about 48% of the total
control stockholder        number of outstanding shares of both classes of
decisions on very          Adelphia's common stock and about 81% of the total
important matters.         voting power of Adelphia's shares. The public holds
                           a majority of the outstanding Class A shares, although the Rigas family also owns about 36% of those shares as of April 1, 1999. The Rigas family owns about 99% of Adelphia's Class B shares. The
                           Rigas family also owns shares of Adelphia's 8%
                           Series C Cumulative Convertible preferred stock which, if converted, would increase its voting power and beneficial ownership. As a result of the Rigas family's stock ownership and an agreement among the Class B stockholders, members of the Rigas family as of April 1, 1999 have the power to elect seven of eight Adelphia directors, and if they converted their Convertible preferred stock might be able to elect all eight directors.
                           In addition, the Rigas family could control stockholder decisions on other matters such as amendments to our Certificate of Incorporation and Bylaws, and mergers or other fundamental corporate transactions.

There Are Potential        John J. Rigas and the other executive officers of
Conflicts Of Interest      Adelphia, including other members of the Rigas
Between Adelphia And The   family, own other corporations and partnerships,
Rigas Family               which are managed by us for a fee. Subject to the
                           restrictions contained in a business opportunity agreement regarding future acquisitions, Rigas family members and the executive officers are free to continue to own these interests and acquire additional interests in cable television systems.
                           These activities could present a conflict of interest with us, such as how much time our executive officers devote to our business. In addition, there have been and will continue to be transactions between us and the executive officers or the other entities they own or have affiliations with. Our public debt indentures contain covenants that place some restrictions on transactions between us and our affiliates.

Holding Company
Structure And Potential    The Adelphia Parent Company directly owns no
Impact Of Restrictive      significant assets other than stock, partnership
Covenants In Subsidiary    interests, equity and other interests in our
Debt Agreements            subsidiaries and in other companies. This creates
                           risks regarding our ability to provide cash to the Adelphia Parent Company to repay the interest and principal which it owes, our ability to pay cash dividends to our common stockholders in the future, and the ability of our subsidiaries and other companies to respond to changing business and economic conditions and to get new loans.

   The Adelphia Parent     The public indentures, and the credit agreements
Company depends on its     for bank and other financial institution loans, of
subsidiaries and other     our subsidiaries and other companies restrict their
companies in which it      ability and the ability of the companies they own
has investments, to fund   to make payments to the Adelphia Parent Company.
its cash needs.            These agreements also place other restrictions on
                           the borrower's ability to borrow new funds and include requirements for the borrowers to remain in compliance with the loans. The ability of a subsidiary or a company in which we have invested to comply with debt restrictions may be affected by events that are beyond our control. The breach of any of these covenants could result in a default which could result in all loans and other amounts owed to its lenders, to be due and payable. Our subsidiaries and companies in which we have invested might not be able to repay in full the accelerated loans.

It Is Unlikely You Will    Adelphia has never declared or paid cash dividends
Receive A Return On Your   on any of its common stock and has no intention of
Shares Through The         doing so in the foreseeable future. As a result, it
Payment Of Cash            is unlikely that you will receive a return on your
Dividends                  shares through the payment of cash dividends.

Future Sales Of
Outstanding Common Stock   Sales of a substantial number of shares of Class A
Could Adversely Affect     common stock or Class B common stock, including
The Market Price Of Our    sales by any pledgees of such shares, could
Common Stock               adversely affect the market price of our Class A
                           common stock and could impair our ability in the future to raise capital through stock offerings.
                           Under various registration rights agreements or arrangements, as of January 26, 1999, the Rigas family has the right, subject to some limitations, to require Adelphia to register substantially all of the shares which it owns of the Class A common stock--15,029,119 shares, Class B common stock--
                           10,736,544 shares and the equivalent number of shares of Class A common stock into which they may be converted, and convertible preferred stock--
                           80,000 shares and the 9,433,962 shares of Class A common stock into which they may be converted.
                           Among others, Adelphia has registered or agreed to register for public sale the following shares:

                              . for the Rigas family--up to 11,000,000 shares of Class A common stock, 80,000 shares of convertible preferred stock and the Class A common stock issuable upon conversion of the convertible preferred stock;

                              . for Booth American Company--3,571,428 shares of Class A common stock owned as of March 24, 1998;

                              . for the selling stockholders receiving shares in the Verto Communications, Inc. acquisition--2,561,024 shares of Class A common stock;

                              . for a Rigas family partnership--4,000,000 shares of Class A common stock purchased by it in connection with the January 14, 1999 equity offerings;

                              . for the owners of FrontierVision Partners, L.P.--7,000,000 shares of Class A common stock in connection with the FrontierVision acquisition pending as of April 18, 1999, and for the benefit of FrontierVision in certain circumstances if that transaction does not close, 1,000,000 shares of Class A common stock; and

                              . in connection with the Century Communications Corp. acquisition pending as of April 18, 1999, Adelphia expects to register approximately 48,700,000 shares of Class A common stock.

                           Approximately 14,904,000 shares of Class A common stock and up to 80,000 shares of Convertible preferred stock, including the underlying Class A common stock, have been pledged in connection with margin loans made to members of the Rigas family. These pledgees could freely sell any shares acquired upon a foreclosure.

Purchasers Of Our Common
Stock Will Incur           Persons purchasing common stock will incur
Immediate Dilution         immediate and substantial net tangible book value
                           dilution.


Adelphia's Acquisitions
And Expansion Could        Because we are experiencing a period of rapid
Involve Operational        expansion through acquisition, the operating
Risks                      complexity of Adelphia, as well as the
                           responsibilities of management personnel, have increased. Our ability to manage such expansion effectively will require us to continue to expand and improve our operational and financial systems and to expand, train and manage its employee base.

                           The Century, FrontierVision and Harron
                           Communications Corp. acquisitions, all pending as of April 18, 1999, involve the acquisition of companies that have previously operated independently. We may not be able to integrate the operations of these companies without some level of difficulty, such as the loss of key personnel. There is no guarantee that we will be able to realize the benefits expected from the integration of operations from these transactions.


                           Because the cable systems in our pending acquisitions are in the same industry as those of Adelphia, the acquired systems will generally be subject to the same risks as those of Adelphia, such as those relating to competition, regulation, year 2000 issues and technological developments.

Year 2000 Issues Present   The year 2000 issue refers to the inability of
Risks To Our Business      computerized systems and technologies to recognize
Operations In Several      and process dates beyond December 31, 1999. This
Ways                       could present risks to the operation of our
                           business in several ways. Our computerized business applications that could be adversely affected by the year 2000 issue include:

                              .  information processing and financial
                                 reporting systems;

                              .  customer billing systems;

                              .  customer service systems;

                              . telecommunication transmission and reception systems; and

                              .  facility systems.

                           System failure or miscalculation could result in an inability to process transactions, send invoices, accept customer orders or provide customers with products and services. Although we are evaluating the impact of the year 2000 issue on our business and are seeking to implement necessary solutions, this process has not been completed.

                           There can be no assurance that the systems of other companies on which our systems rely will be year 2000 ready or timely converted into systems compatible with our systems. Our failure or a third-party's failure to become year 2000 ready, or our inability to become compatible with third parties with which we have a material relationship, may have a material adverse effect on us, including significant service interruption or outages; however, we cannot currently estimate the extent of any such adverse effects.

Forward-Looking
Statements In This         The statements contained or incorporated by
Prospectus Are Subject     reference in this prospectus that are not
To Risks And               historical facts are "forward-looking statements"
Uncertainties              and can be identified by the use of forward-looking
                           terminology such as "believes," "expects," "may,"
                           "will," "should," "intends" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties.

                           Certain information set forth or incorporated by reference in this prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Adelphia's 1998 Annual Report on Form 10-K and in Adelphia's Form 10-Qs, is forward-looking, such as information relating to the effects of future regulation, future capital commitments and the effects of competition. Such forward-looking information involves important risks and uncertainties that could significantly affect expected results in the future from those expressed in any forward-looking statements made by, or on behalf of, us. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, the availability and cost of capital, acquisitions and divestitures, government and regulatory policies, the pricing and availability of equipment, materials, inventories and programming, technological developments, year 2000 issues and changes in the competitive environment in which we operate. Persons reading this prospectus are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, readers should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by such forward-looking statements.

                RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

   The following table sets forth the ratio of earnings to combined fixed charges and preferred stock dividends of Adelphia for the periods indicated. For purposes of calculating the ratio of earnings available to cover combined fixed charges and preferred stock dividends:

  . earnings consist of loss before income taxes and extraordinary items plus fixed charges, excluding capitalized interest, and

  . fixed charges consist of interest, whether expensed or capitalized, plus amortization of debt issuance costs plus the assumed interest component of rent expense.

                        Fiscal Year Ended March 31,
----------------------------------------------------------------------------------------------------------
   1994             1995                       1996                       1997                       1998
   -----            -----                      -----                      -----                      -----
     --                --                         --                         --                         --

   For the years ended March 31, 1994, 1995, 1996, 1997 and 1998, and the nine months ended December 31, 1998, Adelphia's earnings were insufficient to cover its combined fixed charges and preferred stock dividends by approximately $65,997,000, $69,146,000, $78,189,000, $61,848,000, $113,941,000, and
$116,899,000, respectively.

                                    DILUTION

   The net tangible book value of Adelphia's common stock as of December 31, 1998 was a deficit of approximately $2,050,905,000 or negative $48.72 a share. Net tangible book value per share represents the amount of Adelphia's convertible preferred stock, common stock and other stockholders' equity (deficiency), less intangible assets, divided by shares of Adelphia's common stock outstanding. Purchasers of common stock will have an immediate dilution of net tangible book value which, due to our having a net tangible book value deficit, will exceed the purchase price per share. For example, in the January 14, 1999 equity offerings, the purchase price of a single share initially sold to the public was $45.00 and the net tangible book value dilution per share was $78.53 based on net tangible book value as of December 31, 1998. Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Class A common stock in an offering by Adelphia and the pro forma net tangible book value per share of the common stock immediately after completion of such offering.

                                USE OF PROCEEDS

   Unless otherwise specified in the applicable prospectus supplement, we intend to apply the net proceeds from the sale of the securities to which this prospectus relates to its general funds to be used for general corporate purposes including capital expenditures, acquisitions, the reduction of indebtedness, investments and other purposes. We may invest funds not required immediately for such purposes in short-term obligations or may use them to reduce the future level of our indebtedness.

                         DESCRIPTION OF DEBT SECURITIES

   The following description sets forth general terms and provisions of the debt securities to which any prospectus supplement may relate. We will describe the particular terms and provisions of the series of debt securities offered by a prospectus supplement, and the extent to which such general terms and provisions described below may apply thereto, in the prospectus supplement relating to such series of debt securities.

   The senior debt securities are to be issued in one or more series under an indenture, as supplemented or amended from time to time between Adelphia and an institution that we will name in the related prospectus supplement, as trustee. For ease of reference, we will refer to the indenture relating to senior debt securities as the senior indenture and we will refer to the trustee under that indenture as the senior trustee. The subordinated debt securities are to be issued in one or more series under an indenture, as supplemented or amended from time to time, between Adelphia and an institution that we will name in the related prospectus supplement, as trustee. For ease of reference, we will refer to the indenture relating to subordinate debt securities as the subordinate indenture and we will refer to the trustee under that indenture as the subordinate trustee. This summary of certain terms and provisions of the debt securities and the indentures is not necessarily complete, and we refer you to the copy of the form of the indentures which are filed as an exhibit to the registration statement of which this prospectus forms a part, and to the Trust Indenture Act. Whenever we refer to particular defined terms of the indentures in this Section or in a prospectus supplement, we are incorporating these definitions into this prospectus or the prospectus supplement.

General

   The debt securities will be issuable in one or more series pursuant to an indenture supplemental to the applicable indenture or a resolution of Adelphia's board of directors or a committee of the board. Unless otherwise specified in a prospectus supplement, each series of senior debt securities will rank pari passu in right of payment with all of Adelphia Parent Company's other senior unsecured obligations. Each series of subordinated debt securities will be subordinated and junior in right of payment to the extent and in the manner set forth in the subordinated indenture and the supplemental indenture relating to that debt. Except as otherwise provided in a prospectus supplement, the indentures do not limit the incurrence or issuance of other secured or unsecured debt of Adelphia, whether under the indentures, any other indenture that Adelphia may enter into in the future or otherwise. For more information, you should read the prospectus supplement relating to a particular offering of securities.

   The applicable prospectus supplement or prospectus supplements will describe the following terms of each series of debt securities:

  . the title of the debt securities and whether such series constitutes senior debt securities or subordinated debt securities;

  .  any limit upon the aggregate principal amount of the debt securities;

  . the date or dates on which the principal of the debt securities is payable or the method of that determination or the right, if any, of Adelphia to defer payment of principal;

  . the rate or rates, if any, at which the debt securities will bear interest (including reset rates, if any, and the method by which any such rate will be determined), the interest payment dates on which interest will be payable and the right, if any, of Adelphia to defer any interest payment;

  . the place or places where, subject to the terms of the indenture as described below under the caption "--Payment and Paying Agents," the principal of and premium, if any, and interest, if any, on the debt securities will be payable and where, subject to the terms of the indenture as described below under the caption "--Denominations, Registration and Transfer," Adelphia will maintain an office or agency where debt securities may be presented for registration of transfer or exchange and the place or places where notices and demands to or upon Adelphia in respect of the debt securities and the indenture may be made;

  . any period or periods within, or date or dates on which, the price or prices at which and the terms and conditions upon which debt securities may be redeemed, in whole or in part, at the option of Adelphia pursuant to any sinking fund or otherwise;

  . the obligation, if any, of Adelphia to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder and the period or periods within which, the price or prices at which, the currency or currencies including currency unit or units, in which and the other terms and conditions upon which the debt securities will be redeemed or purchased, in whole or in part, pursuant to such obligation;

  . the denominations in which any debt securities will be issuable if other than denominations of $1,000 and any integral multiple thereof;

  . if other than in U.S. Dollars, the currency or currencies, including currency unit or units, in which the principal of, and premium, if any, and interest, if any, on the debt securities will be payable, or in which the debt securities shall be denominated;

  . any additions, modifications or deletions in the events of default or covenants of Adelphia specified in the indenture with respect to the debt securities;

  . if other than the principal amount, the portion of the principal amount of debt securities that will be payable upon declaration of acceleration of the maturity thereof;

  . any additions or changes to the indenture with respect to a series of debt securities that will be necessary to permit or facilitate the issuance of the series in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

  . any index or indices used to determine the amount of payments of principal of and premium, if any, on the debt securities and the manner in which such amounts will be determined;

  . subject to the terms described under "--Global Debt Securities," whether the debt securities of the series will be issued in whole or in part in the form of one or more global securities and, in such case, the depositary for the global securities;

  .  the appointment of any trustee, registrar, paying agent or agents;

  . the terms and conditions of any obligation or right of Adelphia or a holder to convert or exchange debt securities into preferred securities or other securities;

  . whether the defeasance and covenant defeasance provisions described under the caption "--Satisfaction and Discharge; Defeasance" will be inapplicable or modified;

  . any applicable subordination provisions in addition to those set forth herein with respect to subordinated debt securities; and

  . any other terms of the debt securities not inconsistent with the provisions of the applicable indenture.

   We may sell debt securities at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. We will describe material U.S. federal income tax consequences and special considerations applicable to the debt securities in the applicable prospectus supplement.

   If the purchase price of any of the debt securities is payable in one or more foreign currencies or currency units or if any debt securities are denominated in one or more foreign currencies or currency units or if the principal of, premium, if any, or interest, if any, on any debt securities is payable in one or more foreign currencies or currency units, we will set forth the restrictions, elections, material U.S. federal income tax considerations, specific terms and other information with respect to such issue of debt securities and such foreign currency or currency units in the applicable prospectus supplement.

   If any index is used to determine the amount of payments of principal, premium, if any, or interest on any series of debt securities, we will describe the material U.S. federal income tax, accounting and other considerations applicable thereto in the applicable prospectus supplement.

Denominations, Registration and Transfer

   Unless otherwise specified in the applicable prospectus supplement, the debt securities will be issuable only in registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. Debt securities of any series will be exchangeable for other debt securities of the same issue and series, of any authorized denominations of a like aggregate principal amount, the same original issue date, stated maturity and bearing the same interest rate.

   Holders may present each series of debt securities for exchange as provided above, and for registration of transfer, with the form of transfer endorsed thereon, or with a satisfactory written instrument of transfer, duly executed, at the office of the appropriate securities registrar or at the office of any transfer agent designated by Adelphia for such purpose and referred to in the applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the indenture. Adelphia will appoint the trustee of each series of debt securities as securities registrar for such series under the indenture. If the applicable prospectus supplement refers to any transfer agents, in addition to the securities registrar initially designated by Adelphia with respect to any series, Adelphia may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, provided that Adelphia maintains a transfer agent in each place of payment for the series. Adelphia may at any time designate additional transfer agents with respect to any series of debt securities.

   In the event of any redemption, neither Adelphia nor the trustee will be required to:

  . issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before the day of mailing of a notice for redemption of debt securities of that series, and ending at the close of business on the day of mailing of the relevant notice of redemption, or

  . transfer or exchange any debt securities so selected for redemption, except, in the case of any debt securities being redeemed in part, any portion not being redeemed.

Global Debt Securities

   Unless otherwise specified in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that we will deposit with, or on behalf of, a depositary identified in the prospectus supplement relating to such series. Global debt securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities represented by it, a global debt security may not be transferred except as a whole by the depositary for the global debt security to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor depositary or any nominee of the successor.

   The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to the series. Adelphia anticipates that the following provisions will generally apply to depositary arrangements.

   Upon the issuance of a global debt security, and the deposit of the global debt security with or on behalf of the applicable depositary, the depositary for the global debt security or its nominee will credit on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by the global debt security to the accounts of persons, more commonly known as participants, that have accounts with the depositary. These accounts will be designated by the dealers, underwriters or agents with respect to the debt securities or by Adelphia if the debt securities are offered and sold directly by Adelphia. Ownership of beneficial interests in a global debt security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global debt security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee with respect to interests of participants and the records of participants with respect to interests of persons who hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global debt security.

   So long as the depositary for a global debt security, or its nominee, is the registered owner of the global debt security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global debt security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global debt security will not be entitled to have any of the individual debt securities of the series represented by the global debt security registered in their names, will not receive or be entitled to receive physical delivery of any debt securities of the series in definitive form and will not be considered the owners or holders of them under the indenture.

   Payments of principal of, and premium, if any, and interest on individual debt securities represented by a global debt security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global debt security representing the debt securities. None of Adelphia, or the trustee, any paying agent, or the securities registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interest of the global debt security for the debt securities or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

   Adelphia expects that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent global debt security representing any of the debt securities, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the global debt security for the debt securities as shown on the records of the depositary or its nominee. Adelphia also expects that payments by participants to owners of beneficial interests in the global debt security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." These payments will be the responsibility of these participants.

   Unless otherwise specified in the applicable prospectus supplement, if the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by Adelphia within 90 days, Adelphia will issue individual debt securities of the series in exchange for the global debt security representing the series of debt securities. In addition, unless otherwise specified in the applicable prospectus supplement, Adelphia may at any time and in its sole discretion, subject to any limitations described in the prospectus supplement relating to the debt securities, determine not to have any debt securities of the series represented by one or more global debt securities and, in such event, will issue individual debt securities of the series in exchange for such global debt securities. Further, if Adelphia so specifies with respect to the debt securities of a series, an owner of a beneficial interest in a global debt security representing debt securities of the series may, on terms acceptable to Adelphia, the trustee and the depositary for the global debt security, receive individual debt securities of the series in exchange for such beneficial interests, subject to any limitations described in the prospectus supplement relating to the debt securities. In any such instance, an owner of a beneficial interest in a global debt security will be entitled to physical delivery of individual debt securities of the series represented by the global debt security equal in principal amount to its beneficial interest and to have the debt securities registered in its name. Individual debt securities of the series so issued will be issued in denominations, unless otherwise specified by Adelphia, of $1,000 and integral multiples thereof. The applicable prospectus supplement may specify other circumstances under which individual debt securities may be issued in exchange for the global debt security representing any debt securities.

Payment and Paying Agents

   Unless otherwise indicated in the applicable prospectus supplement, payment of principal of, and premium, if any, and any interest on debt securities will be made at the office of the trustee in New York or at the office of such paying agent or paying agents as Adelphia may designate from time to time in the applicable prospectus supplement, except that at the option of Adelphia payment of any interest may be made:

  . except in the case of global debt securities, by check mailed to the address of the person or entity entitled thereto as such address shall appear in the securities register; or

  . by transfer to an account maintained by the person or entity entitled thereto as specified in the securities register, provided that proper transfer instructions have been received by the regular record date. Unless otherwise indicated in the applicable prospectus supplement, we will make payment of any interest on debt securities to the person or entity in whose name the debt security is registered at the close of business on the regular record date for the interest payment, except in the case of defaulted interest. Adelphia may at any time designate additional paying agents or rescind the designation of any paying agent; however, Adelphia will at all times be required to maintain a paying agent in each place of payment for each series of debt securities.

   Any moneys deposited with the trustee or any paying agent, or held by Adelphia in trust, for the payment of the principal of, and premium, if any, or interest on any debt security and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable will, at the request of Adelphia, be repaid to Adelphia or released from such trust, as applicable, and the holder of the debt security will thereafter look, as a general unsecured creditor, only to Adelphia for payment.

Option to Defer Interest Payments or to Pay-in-Kind

   If provided in the applicable prospectus supplement, Adelphia will have the right, at any time and from time to time during the term of any series of debt securities, to defer the payment of interest for such number of consecutive interest payment periods as may be specified in the applicable prospectus supplement, subject to the terms, conditions and covenants, if any, specified in such prospectus supplement, provided that an extension period may not extend beyond the stated maturity of the final installment of principal of the series of debt securities. If provided in the applicable prospectus supplement, Adelphia will have the right, at any time and from time to time during the term of any series of debt securities, to make payments of interest by delivering additional debt securities of the same series. Certain material U.S. federal income tax consequences and special considerations applicable to the debt securities will be described in the applicable prospectus supplement.

Subordination

   Except as set forth in the applicable prospectus supplement, the subordinated indenture provides that the subordinated debt securities are subordinated and junior in right of payment to all senior indebtedness of Adelphia. If:

  . Adelphia defaults in the payment of any principal, or premium, if any, or interest on any senior indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or declaration or otherwise; or

  . an event of default occurs with respect to any senior indebtedness permitting the holders thereof to accelerate the maturity thereof and written notice of such event of default, requesting that payments on subordinated debt securities cease, is given to Adelphia by the holders of senior indebtedness, then unless and until the default in payment or event of default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment, in cash, property or securities, by set-off or otherwise, will be made or agreed to be made on account of the subordinated debt securities or interest thereon or in respect of any repayment, redemption, retirement, purchase or other acquisition of subordinated debt securities.

   Except as set forth in the applicable prospectus supplement, the subordinated indenture provides that in the event of:

  . any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to Adelphia, its creditors or its property;

  . any proceeding for the liquidation, dissolution or other winding-up of Adelphia, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings;

  .  any assignment by Adelphia for the benefit of creditors; or

  .  any other marshaling of the assets of Adelphia;

all present and future senior indebtedness, including, without limitation, interest accruing after the commencement of the proceeding, assignment or marshaling of assets, will first be paid in full before any payment or distribution, whether in cash, securities or other property, will be made by Adelphia on account of subordinated debt securities. In that event, any payment or distribution, whether in cash, securities or other property, other than securities of Adelphia or any other corporation provided for by a plan of reorganization or a readjustment, the payment of which is subordinate, at least to the extent provided in the subordination provisions of the indenture, to the payment of all senior indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment and other than payments made from any trust described in the "Satisfaction and Discharge; Defeasance" below, which would otherwise but for the subordination provisions be payable or deliverable in respect of subordinated debt securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of Adelphia being subordinated to the payment of subordinated debt securities will be paid or delivered directly to the holders of senior indebtedness, or to their representative or trustee, in accordance with the priorities then existing among such holders until all senior indebtedness shall have been paid in full. No present or future holder of any senior indebtedness will be prejudiced in the right to enforce subordination of the indebtedness evidenced by subordinated debt securities by any act or failure to act on the part of Adelphia.

   The term "senior indebtedness" is defined as the principal, premium, if any, and interest on:

  . all indebtedness of Adelphia, whether outstanding on the date of the issuance of subordinated debt securities or thereafter created, incurred or assumed, which is for money borrowed, or which is evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets, including securities;

  . any indebtedness of others of the kinds described in the first bullet point above for the payment of which Adelphia is responsible or liable as guarantor or otherwise; and

  . amendments, renewals, extensions and refundings of any such indebtedness;

unless in any instrument or instruments evidencing or securing such indebtedness or pursuant to which the same is outstanding, or in any such amendment, renewal, extension or refunding, it is expressly provided that such indebtedness is not superior in right of payment to subordinated debt securities. The senior indebtedness will continue to be senior indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of the senior indebtedness or extension or renewal of the senior indebtedness.

   Except as provided in the applicable prospectus supplement, the subordinated indenture for a series of subordinated debt does not limit the aggregate amount of senior indebtedness that may be issued by Adelphia. As of December 31, 1998, senior indebtedness of the Adelphia Parent Company aggregated approximately $1,810,212,000. In addition, because Adelphia is a holding company, the subordinated debt securities are effectively subordinated to all existing and future liabilities of Adelphia's subsidiaries.

Modification of Indentures

   From time to time, Adelphia and the trustees may modify the indentures without the consent of any holders of any series of debt securities with respect to some matters, including:

  . to cure any ambiguity, defect or inconsistency or to correct or supplement any provision which may be inconsistent with any other provision of the indenture;

  . to qualify, or maintain the qualification of, the indentures under the Trust Indenture Act; and

  . to make any change that does not materially adversely affect the interests of any holder of such series of debt securities.

   In addition, under the indentures, Adelphia and the trustee may modify some rights, covenants and obligations of Adelphia and the rights of holders of any series of debt securities with the written consent of the holders of at least a majority in aggregate principal amount of the series of outstanding debt securities; but no extension of the maturity of any series of debt securities, reduction in the interest rate or extension of the time for payment of interest, change in the optional redemption or repurchase provisions in a manner adverse to any holder of the series of debt securities, other modification in the terms of payment of the principal of, or interest on, the series of debt securities, or reduction of the percentage required for modification, will be effective against any holder of the series of outstanding debt securities without the holder's consent.

   In addition, Adelphia and the trustees may execute, without the consent of any holder of the debt securities, any supplemental indenture for the purpose of creating any new series of debt securities.

Events of Default

   The indentures provide that any one or more of the following described events with respect to a series of debt securities that has occurred and is continuing constitutes an "event of default" with respect to that series of debt securities:

  . failure for 60 days to pay any interest or any sinking fund payment on the series of debt securities when due, (subject to the deferral of any due date in the case of an extension period);

  . failure to pay any principal or premium, if any, on the series of the debt securities when due whether at maturity, upon redemption, by declaration or otherwise;

  . failure to observe or perform in any material respect certain other covenants contained in the indenture for 90 days after written notice has been given to Adelphia from the trustee or the holders of at least 25% in principal amount of the series of outstanding debt securities;

  . default resulting in acceleration of other indebtedness of Adelphia for borrowed money where the aggregate principal amount so accelerated exceeds $25 million and the acceleration is not rescinded or annulled within 30 days after the written notice thereof to Adelphia by the trustee or to Adelphia and the trustee by the holders of 25% in aggregate principal amount of the debt securities of the series then outstanding, provided that the event of default will be remedied, cured or waived if the default that resulted in the acceleration of such other indebtedness is remedied, cured or waived; or

  .  certain events in bankruptcy, insolvency or reorganization of Adelphia.

   The holders of a majority in outstanding principal amount of the series of debt securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee of the series. The trustee or the holders of not less than 25% in aggregate outstanding principal amount of the series may declare the principal due and payable immediately upon an event of default. The holders of a majority in aggregate outstanding principal amount of the series may annul the declaration and waive the default if the default (other than the non-payment of the principal of the series which has become due solely by the acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the trustee of the series.

   The holders of a majority in outstanding principal amount of a series of debt securities affected thereby may, on behalf of the holders of all the holders of the series of debt securities, waive any past default, except a default in the payment of principal or interest, unless the default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the trustee of the series, or a default in respect of a covenant or provision which under the related indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of the series. Adelphia is required to file annually with the trustees a certificate as to whether or not Adelphia is in compliance with all the conditions and covenants applicable to it under the indentures.

   In case an event of default shall occur and be continuing as to a series of debt securities, the trustee of the series will have the right to declare the principal of and the interest on the debt securities, and any other amounts payable under the indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to the debt securities.

   No holder of any debt securities will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder, unless the holder shall have previously given to the trustee written notice of a continuing event of default and unless also the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series shall have made written request and offered reasonably indemnity to the trustee of the series to institute the proceeding as a trustee, and unless the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding debt securities of the class a direction inconsistent with the request and shall have failed to institute the proceeding within 60 days. However, these limitations do not apply to a suit instituted by a holder of a debt security for enforcement of payment of the principal or interest on the debt security on or after the respective due dates expressed in the debt security.

Consolidation, Merger, Sale of Assets and Other Transactions

   Unless otherwise indicated in the applicable prospectus supplement, the indentures provide that Adelphia will not consolidate with or merge into any other person or entity or sell, assign, convey, transfer or lease its properties and assets substantially as an entirety to any person or entity unless:

  . either Adelphia is the continuing corporation, or any successor or purchaser is a corporation, partnership, or trust or other entity organized under the laws of the United States of America, any State thereof or the District of Columbia, and the successor or purchaser expressly assumes Adelphia's obligations on the debt securities under a supplemental indenture; and

  . immediately before and after giving effect thereto, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing.

   Unless otherwise indicated in the applicable prospectus supplement, the general provisions of the indentures do not afford holders of the debt securities protection in the event of a highly leveraged or other transaction involving Adelphia that may adversely affect holders of the debt securities.

Satisfaction and Discharge; Defeasance

   The indentures provide that when, among other things, all debt securities not previously delivered to the trustee for cancellation:

  .  have become due and payable, or

  . will become due and payable at their stated maturity within one year, and Adelphia deposits or causes to be deposited with the trustee, as trust funds in trust for the purpose, an amount in the currency or currencies in which the debt securities are payable sufficient to pay and discharge the entire indebtedness on the debt securities not previously delivered to the trustee for cancellation, for the principal, and premium, if any, and interest to the date of the deposit or to the stated maturity, as the case may be, then the indenture will cease to be of further effect (except as to Adelphia's obligations to pay all other sums due pursuant to the indenture and to provide the officers' certificates and opinions of counsel described therein), and Adelphia will be deemed to have satisfied and discharged the indenture.

   The indentures provide that Adelphia may elect either:

  . to terminate, and be deemed to have satisfied, all its obligations with respect to any series of debt securities, except for the obligations to register the transfer or exchange of such debt securities, to replace mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to compensate and indemnify the trustee ("defeasance"); or

  . to be released from its obligations with respect to certain covenants, ("covenant defeasance") upon the deposit with the trustee, in trust for such purpose, of money and/or U.S. Government Obligations, as defined in the indenture, which through the payment of principal and interest in accordance with the term used will provide money, in an amount sufficient (in the opinion of a nationally recognized firm of independent public accountants) to pay the principal of, interest on and any other amounts payable in respect of the outstanding debt securities of the series.

   Such a trust may be established only if, among other things, Adelphia has delivered to the trustee an opinion of counsel (as specified in the indenture) with regard to certain matters, including an opinion to the effect that the holders of the debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of the deposit and discharge and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and defeasance or covenant defeasance, as the case may be, had not occurred.

Redemption

   Unless otherwise indicated in the applicable prospectus supplement, debt securities will not be subject to any sinking fund requirements.

   Unless otherwise indicated in the applicable prospectus supplement, Adelphia may, at its option, redeem the debt securities of any series in whole at any time or in part from time to time, at the redemption price set forth in the applicable prospectus supplement plus accrued and unpaid interest to the date fixed for redemption, and debt securities in denominations larger than $1,000 may be redeemed in part but only in integral multiples of $1,000. If the debt securities of any series are so redeemable only on or after a specified date or upon the satisfaction of additional conditions, the applicable prospectus supplement will specify the date or describe the conditions.

   Adelphia will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each holder of debt securities to be redeemed at the holder's registered address. Unless Adelphia defaults in the payment of the redemption price, on and after the redemption date interest shall cease to accrue on the debt securities or portions thereof called for redemption.

Conversion or Exchange

   If and to the extent indicated in the applicable prospectus supplement, the debt securities of any series may be convertible or exchangeable into other securities. The specific terms on which debt securities of any series may be so converted or exchanged will be set forth in the applicable prospectus supplement. These terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at the option of Adelphia, in which case the number of shares of other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the applicable prospectus supplement.

Certain Covenants

   The indentures contain certain covenants regarding, among other matters, corporate existence, payment of taxes and reports to holders of debt securities. If and to the extent indicated in the applicable prospectus supplement, these covenants may be removed or additional covenants added with respect to any series of debt securities.

Governing Law

   The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Information Concerning the Trustees

   Each trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to these provisions, each trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of the debt securities, unless offered reasonable indemnity by the holder against the costs, expenses and liabilities which might be incurred thereby. Each trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

                          DESCRIPTION OF CAPITAL STOCK

   The following description of the capital stock of Adelphia and certain provisions of Adelphia's Certificate of Incorporation and Bylaws as of April 18, 1999 is a summary and is qualified in its entirety by Adelphia's Certificate of Incorporation and Bylaws, which documents are exhibits to the registration statement covering this prospectus.

   Adelphia's authorized capital stock consists of 200,000,000 shares of Class A common stock, 25,000,000 shares of Class B common stock, and 5,000,000 shares of preferred stock.

Common Stock

   Dividends. Holders of Class A common stock and Class B common stock are entitled to receive such dividends as may be declared by Adelphia's Board of Directors out of funds legally available for this purpose, but only after payment of dividends required to be paid on outstanding shares of any other class or series of stock having preference over common stock as to dividends. No dividend may be declared or paid in cash or property on either class of common stock, however, unless simultaneously a dividend is paid on the other class of common stock as follows. In the event a cash dividend is paid, the holders of Class A common stock will be paid a cash dividend per share equal to 105% of the amount payable per share of Class B common stock. In the event of a property dividend, holders of each class of common stock are entitled to receive the same value per share of common stock outstanding. In the case of any stock dividend, holders of Class A common stock are entitled to receive the same percentage dividend (payable in Class A common stock) as the holders of Class B common stock receive (payable in Class B common stock).

   Voting Rights. Holders of Class A common stock and Class B common stock vote as a single class on all matters submitted to a vote of the stockholders, with each share of Class A common stock entitled to one vote and each share of Class B common stock entitled to ten votes, except:

  .  for the election of directors, and

  .  as otherwise provided by law.

   In the annual election of directors, the holders of Class A common stock, voting as a separate class, are entitled to elect one of Adelphia's directors. The holders of Class A common stock and Class B common stock, voting as a single class with each share of Class A common stock entitled to one vote and each share of Class B common stock entitled to ten votes, are entitled to elect the remaining directors. Consequently, holders of Class B common stock have sufficient voting power to elect the remaining seven members of the current eight-member board of directors. Holders of Class A common stock and Class B common stock are not entitled to cumulate votes in the election of directors. Under Delaware law and Adelphia's Certificate of Incorporation, the affirmative vote of a majority of the outstanding shares of Class A common stock is required to approve, among other matters, a change in the powers, preferences or special rights of the shares of Class A common stock so as to affect them adversely, but is not required to approve an increase or decrease in the number of authorized shares of Class A common stock.

   Liquidation Rights. Upon liquidation, dissolution or winding up of Adelphia, any distributions to holders of any class of common stock would only be made after payment in full of creditors and provision for the preference of any other class or series of stock having a preference over the common stock upon liquidation, dissolution or winding up that may then be outstanding. Thereafter, the holders of Class A common stock are entitled to a preference of $1.00 per share. After this amount is paid, holders of the Class B common stock are entitled to receive $1.00 per share. Any remaining amount would then be shared ratably by both classes.

   Other Provisions. Each share of Class B common stock is convertible at the option of its holder into one share of Class A common stock at any time. The holders of Class A common stock and Class B common stock are not entitled to preemptive or subscription rights. Neither the Class A common stock nor the Class B common stock may be subdivided, consolidated, reclassified or otherwise changed unless concurrently the other class of common stock is subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

Preferred Stock

   The 5,000,000 shares of authorized preferred stock may be issued with such designations, powers, preferences and other rights and qualifications, limitations and restrictions thereof as Adelphia's board of directors may authorize without further action by Adelphia's stockholders, including but not limited to:

  . the distinctive designation of each series and the number of shares that will constitute the series;

  .  the voting rights, if any, of shares of the series;

  . the dividend rate on the shares of the series, any restriction, limitation or condition upon the payment of dividends, whether dividends will be cumulative and the dates on which dividends are payable;

  . the prices at which, and the terms and conditions on which, the shares of the series may be redeemed, if the shares are redeemable;

  . the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of the series;

  . any preferential amount payable upon shares of the series in the event of the liquidation, dissolution or winding up of Adelphia or the distribution of its assets;

  . the prices or rates of conversion at which, and the terms and conditions on which, the shares of such series may be converted into other securities, if such shares are convertible. Adelphia has designated and has outstanding two classes of preferred stock--8 1/8% Series C Convertible preferred stock and 13% Cumulative Exchangeable preferred stock. For ease of reference, we refer to the 8 1/8% Series C convertible preferred stock as the Convertible preferred stock and 13% Series B Cumulative Exchangeable preferred stock as the Exchangeable preferred stock; and

  . In connection with the foregoing designations, the maximum number of shares authorized of 8 1/8% Convertible preferred stock and Exchangeable preferred stock is 100,000 shares and 1,500,000 shares, respectively.

   Convertible Preferred Stock. The Convertible preferred stock accrues cumulative dividends at the rate of 8 1/8% per annum, or $81.25 per share of the Convertible preferred stock per annum. The 8 1/8% Convertible preferred stock has a liquidation preference of $1,000 per share. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of Adelphia, the holders of the 8 1/8% Convertible preferred stock are entitled to receive the liquidation preference for the 8 1/8% Convertible preferred stock, plus any accrued but unpaid dividends thereon, and no more. Neither the voluntary sale, conveyance, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all of the property or assets of Adelphia nor the consolidation or merger of Adelphia with or into one or more corporations will be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of Adelphia, unless the sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution or winding-up of the business of Adelphia. The 8 1/8% Convertible preferred stock ranks pari passu with the Exchangeable preferred stock and ranks senior to the common stock of Adelphia with respect to dividends and liquidation.

   Each share of 8 1/8% Convertible preferred stock is convertible based upon its stated liquidation preference into shares of Class A common stock of Adelphia at any time at the election of the holder of it at a conversion price of $8.48 per share of Adelphia Class A common stock, or approximately 117.9245 shares of Class A common stock per share of 8 1/8% Convertible preferred stock. The conversion price is subject to adjustment if Adelphia pays a dividend in shares of Class A common stock or subdivides, combines or reclassifies the shares of Class A common stock or distributes rights to purchase common stock or makes certain other distributions to holders of common stock. The 8 1/8% Convertible preferred stock is not entitled to vote in the election of directors of Adelphia or upon any other matter, except as provided by law, unless a Voting Rights Triggering Event, as defined in the related Certificate of Designation, occurs with respect to the 8 1/8% Convertible preferred stock. If this occurs, the board of directors will be expanded by two seats, the directors for which shall then be elected by the holders of the 8 1/8% Convertible preferred stock. The 8 1/8% Convertible preferred stock is not subject to mandatory redemption.

   The 8 1/8% Convertible preferred stock may be redeemed at the option of Adelphia, in whole or in part, at any time on or after August 1, 2000 at 104%, 102% and 100% of the liquidation preference of the 8 1/8% Convertible preferred stock plus accrued dividends in the years beginning August 1, 2000, 2001 and 2002 and thereafter, respectively.

   Exchangeable Preferred Stock. The shares of Exchangeable preferred stock are redeemable at the option of Adelphia, on or after July 15, 2002. Adelphia is required, subject to certain conditions, to redeem all of the Exchangeable preferred stock outstanding on July 15, 2009, at a redemption price equal to 100% of the liquidation preference thereof, plus accumulated and unpaid dividends to the date of redemption. Dividends on the Exchangeable preferred stock accrue at a rate of 13% of the liquidation preference per annum and are payable semiannually. The Exchangeable preferred stock is not entitled to vote in the election of directors of Adelphia or upon any other matter, except as provided by law, unless a Voting Rights Triggering Event, as defined in the related Certificate of Designation, occurs with respect to the Exchangeable preferred stock. If this occurs, the board of directors will be expanded by two seats, the directors for which shall then be elected by the holders of the Exchangeable preferred stock.

   The rights of holders of shares of common stock as described above will be subject to, and may be adversely affected by, the rights of holders of any additional classes of preferred stock that may be designated and issued in the future.

   We will describe the particular terms and conditions of a series of preferred stock offered by a prospectus supplement in the prospectus supplement relating to such series of preferred stock. The applicable prospectus supplement or prospectus supplements will describe the following terms of each series of preferred stock being offered:

  .its title;

  . the number of shares offered, any liquidation preference per share and the purchase price;

  . any applicable dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation;

  . if dividends apply whether they shall be cumulative or non-cumulative and, if cumulative, the date from which dividends shall accumulate;

  .any procedures for any auction and remarketing;

  .any provisions for a sinking fund;

  .any provisions for redemption;

  .any listing of such preferred stock on any securities exchange or market;

  . the terms and conditions, if applicable, upon which it will be convertible into common stock or another series of preferred stock of Adelphia, including the conversion price (or manner of calculation thereof) and conversion period;

  . the terms and conditions, if applicable, upon which it will be exchangeable into debt securities of Adelphia, including the exchange price (or manner of calculation thereof) and exchange period;

  .any voting rights;

  .a discussion of any applicable material and/or special United States federal income tax considerations;

  .whether interests in that series of preferred stock will be represented by depositary shares;

  .its relative ranking and preferences as to any dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Adelphia;

  .any limitations on the future issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Adelphia; and

  .any other specific terms, preferences, rights, limitations or restrictions.

Transfer Agent

   The Transfer Agent and Registrar for the Class A common stock and the Exchangeable preferred stock is American Stock Transfer & Trust Company. The Transfer Agent and Registrar for the Class B common stock is Adelphia.

                              BOOK ENTRY ISSUANCE

   Unless otherwise specified in the applicable prospectus supplement, DTC will act as depositary for securities issued in the form of global securities. Such securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global securities will be issued for such securities representing in the aggregate the total number of such securities, and will be deposited with or on behalf of DTC.

   DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, known as indirect participants, such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Commission.

   Purchases of securities within the DTC system must be made by or through direct participants, which will receive a credit for such Securities on DTC's records. The ownership interest of each actual purchaser of each Security, commonly referred to as the beneficial owner is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased securities. Transfers of ownership interests in securities issued in the form of global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in such securities, except in the event that use of the book-entry system for such securities is discontinued.

   DTC has no knowledge of the actual beneficial owners of the securities issued in the form of global securities. DTC's records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

   Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   Although voting with respect to securities issued in the form of global securities is limited to the holders of record of such securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to such securities. Under its usual procedures, DTC would mail an omnibus proxy to the issuer of such securities as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts such securities are credited on the record date, identified in a listing attached to the omnibus proxy.

   Payments in respect of securities issued in the form of global securities will be made by the issuer of such securities to DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participant and not of DTC or Adelphia, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments to DTC are the responsibility of the issuer of the applicable securities, disbursement of such payments to direct participants is the responsibility of DTC, and disbursements of such payments to the beneficial owners is the responsibility of direct and indirect participants.

   DTC may discontinue providing its services as depositary with respect to any securities at any time by giving reasonable notice to the issuer of such securities. In the event that a successor depositary is not obtained, individual security certificates representing such securities are required to be printed and delivered. Adelphia, at its option, may decide to discontinue use of the system of book-entry transfers through DTC or a successor depositary.

   The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that Adelphia believe to be accurate, but Adelphia assumes no responsibility for the accuracy thereof. Adelphia has no responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                              PLAN OF DISTRIBUTION

   Any of the securities being offered under this prospectus may be sold in any one or more of the following ways from time to time:

  .  through agents;

  .  to or through underwriters;

  .  through dealers; and

  .  directly by Adelphia to purchasers.

   The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Securities may also be offered or sold through depository receipts issued by a depository institution.

   Offers to purchase securities may be solicited by agents designated by Adelphia from time to time. Any agent involved in the offer or sale of the securities under this prospectus will be named, and any commissions payable by Adelphia to these agents will be set forth, in a related prospectus supplement. Unless otherwise indicated in a prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

   If securities are sold by means of an underwritten offering, Adelphia will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, the respective amounts underwritten and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in a related prospectus supplement. That prospectus supplement and this prospectus will be used by the underwriters to make resales of the securities. If underwriters are used in the sale of any securities in connection with this prospectus, those securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters and Adelphia at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are used in the sale of securities, unless otherwise indicated in a related prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to some conditions precedent and that the underwriters with respect to a sale of these securities will be obligated to purchase all such Securities if any are purchased.

   Adelphia may grant to the underwriters options to purchase additional securities, to cover over-allotments, if any, at the initial public offering price, with additional underwriting commissions or discounts, as may be set forth in a related prospectus supplement. If Adelphia grants any over-allotment option, the terms of that over-allotment option will be set forth in the prospectus supplement for these securities.

   If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, Adelphia will sell these securities to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the prospectus supplement relating to those offers and sales.

   Offers to purchase securities may be solicited directly by Adelphia and those sales may be made by Adelphia directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of those securities. The terms of any sales of this type will be described in the prospectus supplement.

   Securities may also be offered and sold, if so indicated in the related prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment in connection with their terms, or otherwise, by one or more firms "remarketing firms," acting as principals for their own accounts or as agents for Adelphia. Any remarketing firm will be identified and the terms of its agreement, if any, with Adelphia and its compensation will be described in a related prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed by them.

   If so indicated in a related prospectus supplement, Adelphia may authorize agents and underwriters to solicit offers by certain institutions to purchase securities from Adelphia at the public offering price set forth in a related prospectus supplement as part of delayed delivery contracts providing for payment and delivery on the date or dates stated in a related prospectus supplement. Such delayed delivery contracts will be subject to only those conditions set forth in a related prospectus supplement. A commission indicated in a related prospectus supplement will be paid to underwriters and agents soliciting purchases of securities pursuant to delayed delivery contracts accepted by Adelphia.

   Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements with Adelphia to indemnification by Adelphia against some liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters, dealers and remarketing firms may be required to make in respect thereof.

   Each series of securities will be a new issue and, other than the Class A common stock, which is quoted on the Nasdaq National Market, will have no established trading market. Unless otherwise specified in a related prospectus supplement, Adelphia will not be obligated to list any series of securities on an exchange or otherwise. We cannot assure you that there will be any liquidity in the trading market for any of the securities.

   Agents, underwriters, dealers and remarketing firms may be customers of, engage in transactions with, or perform services for, Adelphia and its subsidiaries in the ordinary course of business.

                      WHERE YOU CAN FIND MORE INFORMATION

   Adelphia files annual, quarterly and special reports, as well as proxy statements and other information with the SEC. You may read and copy any document Adelphia files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices in Chicago, Illinois or New York, New York. You may obtain further information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Adelphia's SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants like Adelphia that file electronically with the SEC.

   This prospectus is part of a registration statement on Form S-3 filed by Adelphia with the SEC under the Securities Act. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits filed with the SEC. You may refer to the registration statement and its exhibits for more information.

   The SEC allows Adelphia to "incorporate by reference" into this prospectus the information it files with the SEC. This means that Adelphia can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. If Adelphia subsequently files updating or superseding information in a document that is incorporated by reference into this prospectus, the subsequent information will also become part of this prospectus and will supersede the earlier information.

   Adelphia is incorporating by reference the following documents that it has filed with the SEC:

  . its Annual Report on Form 10-K for the year ended March 31, 1998, which incorporates, in Items 7 and 8 to such Form 10-K, portions of the Form 10-K for the fiscal year ended December 31, 1997 of Olympus Communications, L.P. and Olympus Capital Corporation, as amended by Adelphia's Form 10-K/A dated July 27, 1998;

  . its Quarterly Reports on Form 10-Q for the quarters ended June 30, 1998 September 30, 1998 and December 31, 1998;

  . its Current Reports on Form 8-K for the events dated June 29, 1998, July 2, 1998, August 3, 1998, August 18, 1998, September 10, 1998, November
     9, 1998, November 12, 1998, December 23, 1998, January 11, 1999,
     February 22, 1999, February 23, 1999, March 5, 1999, March 30, 1999,
     March 31, 1999, April 9, 1999 and April 19, 1999;

  . its definitive proxy statement dated September 11, 1998 with respect to the Annual Meeting of Stockholders held on October 6, 1998; and

  . the description of its Class A common stock contained in Adelphia's registration statement filed with the SEC under Section 12 of the Exchange Act and subsequent amendments and reports filed to update such description.


   Adelphia is also incorporating by reference into this prospectus all of its future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering has been completed.

   You may obtain a copy of any of our filings which are incorporated by reference, at no cost, by writing to or telephoning us at the following address:

                     Adelphia Communications Corporation

                             Main at Water Street

                       Coudersport, Pennsylvania 16915

                        Attention: Investor Relations
                             Telephone: (814) 274-9830

   You should rely only on the information provided in this prospectus or incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the first page of the prospectus. Adelphia is not making this offer of securities in any state or country in which the offer or sale is not permitted.

                                 LEGAL MATTERS

   Buchanan Ingersoll Professional Corporation, Pittsburgh, Pennsylvania will pass upon the validity of the securities. Any required information regarding ownership of Adelphia's securities by lawyers of such firm will be contained in the applicable prospectus supplement. If the securities are underwritten, the applicable prospectus supplement will also set forth whether and to what extent, if any, a law firm for the underwriters will pass upon the validity of the securities.

                                    EXPERTS

   The consolidated financial statements of Adelphia and its subsidiaries as of March 31, 1997 and 1998, and for each of the three years in the period ended March 31, 1998, and the consolidated financial statements of Olympus and its subsidiaries as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, all incorporated in this prospectus by reference from Adelphia's Annual Report on Form 10-K for the year ended March 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

   The consolidated financial statements of FrontierVision Partners, L.P. and subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three year period ended December 31, 1998, have been incorporated by reference herein and in this registration statement from Adelphia's Current Report on Form 8-K filed April 19, 1999, in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

   The consolidated financial statements of Harron Communications Corp. and subsidiaries as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 incorporated in this prospectus by reference from Adelphia's Current Report on Form 8-K filed April 19, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   The consolidated financial statements of Century Communications Corp. and subsidiaries as of May 31, 1998 and 1997 and for each of the three years in the period ended May 31, 1998 incorporated in this prospectus by reference from Adelphia's Current Report on Form 8-K filed April 19, 1999 have been audited by Deloitte & Touche LLP, independent auditors as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                          Shares

                      Adelphia Communications Corporation

                              Class A Common Stock

                                 ADELPHIA LOGO

                               ----------------

                             PROSPECTUS SUPPLEMENT
                                        , 1999

                               ----------------

                              Salomon Smith Barney

                              Goldman, Sachs & Co.

                           Credit Suisse First Boston

                          Donaldson, Lufkin & Jenrette

                              Merrill Lynch & Co.

                           Morgan Stanley Dean Witter

                     Credit Lyonnais Securities (USA) Inc.

                     NationsBanc Montgomery Securities LLC

                                    SG Cowen

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus supplement is not complete and may be + +changed. This prospectus supplement is not an offer to sell these securities + +and it is not soliciting an offer to buy these securities in any state where +
+the offer or sale is prohibited.                                              +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                                            Filed pursuant to Rule 424b(5)
                                            Registration No. 333-58749
                  SUBJECT TO COMPLETION, DATED APRIL 20, 1999


PROSPECTUS SUPPLEMENT
(To Prospectus Dated April 20, 1999)
[LOGO OF ADELPHIA]
                                         Shares
                      Adelphia Communications Corporation

                              Class A Common Stock

                                    -------

  We are selling       shares of our Class A common stock that will result in
gross proceeds of approximately $300 million. The international underwriters
named in this prospectus supplement may purchase up to         additional
shares of our Class A common stock under certain circumstances. The U.S.
underwriters may also purchase up to      additional shares of our Class A
common stock under certain circumstances.

  Of the            shares of common stock that we are selling,        shares
are being offered outside the United States and Canada by a syndicate of
international underwriters and       shares are being offered concurrently in
the United States and Canada by a syndicate of U.S. underwriters.

  Our Class A common stock is quoted on the Nasdaq National Market under the symbol "ADLAC." The last reported sale price of our Class A common stock on Nasdaq on April 19, 1999, was $59.969 per share.

                                    -------

  Investing in the common stock involves risks. See "Risk Factors" beginning on page S-6.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                                    -------

                                                           Per Share    Total
                                                           --------- -----------
Public Offering Price.....................................  $        $
Underwriting Discount.....................................  $        $
Proceeds to Adelphia (before expenses)....................  $        $

  The underwriters are offering the shares subject to various conditions. The
underwriters expect to deliver the shares to purchasers on or about        ,
1999.

                                    -------

Joint Lead Manager & Sole Book Runner                         Joint Lead Manager
Salomon Smith Barney International __________________Goldman Sachs International

Credit Suisse First Boston
           Donaldson, Lufkin & Jenrette
                      Merrill Lynch International
                               Morgan Stanley Dean Witter

Credit Lyonnais Securities
                        NationsBanc Montgomery Securities LLC
                                            SG Cowen

       , 1999

                                  UNDERWRITING

   This offering consists of (1) an offering of    shares of our Class A common
stock outside the United States and Canada and (2) a concurrent offering of shares of our Class A common stock in the United States and Canada. Salomon Smith Barney Inc. is the global coordinator of this offering.

   Subject to the terms and conditions stated in the international underwriting agreement, each international underwriter named below has severally agreed to purchase, and we have agreed to sell to such international underwriter, the number of shares set forth opposite its name:

                                                                        Number
      Name                                                             of Shares
      ----                                                             ---------
      Salomon Brothers International Limited..........................
      Goldman Sachs International.....................................
      Credit Suisse First Boston (Europe) Limited.....................
      Donaldson, Lufkin & Jenrette International......................
      Merrill Lynch International.....................................
      Morgan Stanley & Co. International Limited......................
      Credit Lyonnais Securities......................................
      NationsBanc Montgomery Securities LLC...........................
      SG Cowen International L.P......................................
                                                                         ----
      Total...........................................................
                                                                         ====

   The international underwriting agreement provides that the obligations of the several international underwriters to purchase the shares included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The international underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

   The international underwriters, for whom Salomon Brothers International Limited, Goldman Sachs International, Credit Suisse First Boston (Europe) Limited, Donaldson, Lufkin & Jenrette International, Merrill Lynch International, Morgan Stanley & Co. International Limited, Credit Lyonnais Securities, NationsBanc Montgomery Securities LLC and SG Cowen International L.P. are acting as representatives, propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the shares to certain dealers at the
public offering price less a concession not in excess of $    per share. The
international underwriters may allow, and such dealers may reallow, a
concession not in excess of $    per share on sales to certain other dealers.
After the initial offering of the shares to the public, the public offering price and such concessions may be changed by the representatives.

   We have granted to the international underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to additional shares of Class A common stock at the public offering price less the underwriting discount. The international underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent such option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares approximately proportionate to such underwriter's initial purchase commitment.

   Adelphia and the Rigas family have agreed that, for a period of 90 days after the date of this prospectus supplement, they will not, without the prior written consent of Salomon Smith Barney Inc. offer, sell, contract to sell or otherwise dispose of any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for Class A common stock or grant any options or warrants to purchase shares of Class A common stock (except in connection with pending acquisitions, other strategic acquisitions and certain other permitted transactions).

   The Rigas family has also agreed, subject to certain exceptions, not to sell any of their shares of our Class B common stock without the prior written consent of a majority of the independent members of our board of directors for a period of 6 months from the closing of the Rigas Direct Placement, but not to exceed a year from the closing of our public offering of Class A common stock under this prospectus supplement.

   We have also entered into a U.S. underwriting agreement with a syndicate of
U.S. underwriters providing for the concurrent offer and sale of    shares of
Class A common stock in the United States and Canada. The offering price and aggregate underwriting discounts and commissions per share for the U.S. offering and international offering are identical. In addition, the U.S. offering and the international offering are each conditioned upon the closing of the other.

   The U.S. and international underwriters will enter into an agreement in which they agree to restrictions on where and to whom they and any dealer purchasing from them may offer shares of common stock. The U.S. underwriters and international underwriters also have agreed that they may sell shares of Class A common stock between their respective underwriting syndicates.

   The common stock is quoted on the Nasdaq National Market under the symbol "ADLAC."

   The following table shows the underwriting discounts and commissions to be paid to the international underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the international underwriters' option to purchase additional shares of common stock.

                                                       No Exercise Full Exercise
                                                       ----------- -------------
      Per Share.......................................    $            $
      Total...........................................    $            $

   In connection with the offering, Salomon Smith Barney Inc., on behalf of the U.S. and international underwriters, may over-allot, or engage in syndicate covering transactions, stabilizing transactions and penalty bids. Over-allotment involves syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of common stock made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchases shares originally sold by that syndicate member. These activities may cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected on the Nasdaq National Market or in the over-the-counter market, or otherwise and, if commenced, may be discontinued at any time.

   In addition, in connection with this offering, certain of the international underwriters (and selling group members) may engage in passive market making transactions in the common stock on the Nasdaq National Market, prior to the pricing and completion of the offering. Passive market making consists of displaying bids on the Nasdaq National Market no higher than the bid prices of independent market makers and making purchases at prices no higher than those independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions. If passive market making is commenced, it may be discontinued at any time.

   We estimate that our total expenses of this offering will be $500,000.

   The representatives have performed certain investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The representatives may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. In addition, Salomon Smith Barney Inc. and Credit Suisse First Boston Corporation are joint lead managers in our Convertible Preferred Stock Offering, and Goldman, Sachs & Co. and NationsBanc Montgomery Securities LLC are co-managers in our Convertible Preferred Stock Offering.

   We have agreed to indemnify the international underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the international underwriters may be required to make in respect of any of those liabilities.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                          Shares

                      Adelphia Communications Corporation

                              Class A Common Stock

                                 ADELPHIA LOGO

                               ----------------

                             PROSPECTUS SUPPLEMENT
                                        , 1999

                               ----------------

                       Salomon Smith Barney International

                          Goldman Sachs International

                           Credit Suisse First Boston

                          Donaldson, Lufkin & Jenrette

                          Merrill Lynch International

                           Morgan Stanley Dean Witter

                           Credit Lyonnais Securities

                     NationsBanc Montgomery Securities LLC

                                    SG Cowen

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------